   As filed with the Securities and Exchange Commission on December 26, 2000.
                           Registration No. 333-3074.
      =====================================================================
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D. C. 20549
                       ----------------------------------


                        Under The Securities Act of 1933
                         FORM S-1 REGISTRATION STATEMENT
                        ---------------------------------
                                  NEXLAND, INC.
                       Formerly, WindStar Resources, Inc.
                 -----------------------------------------------
                 (Exact name of Registrant specified in charter)


        Delaware                     3570                   37-1356503
     --------------         --------------------          -----------------
       (State of             (Primary Industrial          (I.R.S. Employer
      Incorporation)         Classification Code)         Identification #)


                              Gregory Scott Levine
                              1101 Brickell Avenue
                             Suite 200, North Tower
                              Miami, Florida 33131
                                 (305) 358-7771
    -------------------------------------------------------------------------
    (Address, including zip code of principal place of business and telephone number, including area code of Registrant's principal executive offices.)

                                 Allan M. Lerner
                              Allan M. Lerner, P.A.
                           2888 E. Oakland Park Blvd.
                            Ft. Lauderdale, FL 33306
                                 (954) 563-8111
   ---------------------------------------------------------------------------
            (Name, address, including zip code and telephone number,
                  including area code of agents for service.)

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after this Registration Statement becomes effective; but from time to time at the discretion of the selling shareholders according to the terms of their respective agreements with the Company, if any.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the Prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box [X].

The Exhibit Index for this Registration Statement begins on sequential page number_______.


===========================================================================================================
                                        CALCULATION OF REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------
Title of each                                  Proposed maximum      Proposed maximum          Amount
class of securities           Amount to       aggregate offering    aggregate offering    of registration
to be registered           be registered      price per Share[1]         price [1]            fee [1]
-----------------------------------------------------------------------------------------------------------
Common stock               1,994,321[2,4]           $0.23               $458,692.83            $114.67
-----------------------------------------------------------------------------------------------------------
TOTAL REGISTRATION FEE [3]
-----------------------------------------------------------------------------------------------------------

[1] Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, as amended.

[2] The actual number of shares to be issued is subject to adjustment and could be materially less or more than the estimated amount depending upon factors that cannot be predicted by us at this time, including, among others, the future market price of the common stock. This presentation is not intended to constitute a prediction as to the future market price of the common stock or as to the number of shares of common stock, which, will be required to be issued pursuant to the Company's obligations.

[3] The filing fee is based upon the closing market price of our Common Stock on December 21, 2000

[4] Reflects the reverse stock split of 1 for 250 that occurred on April 15, 1998.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

                                  NEXLAND, INC.
                       Formerly, WindStar Resources, Inc.
                              Cross Reference Sheet

Cross reference sheet showing location in Prospectus of information required by Items of Form S-1.


Item Number
and Caption                                                          Location in Prospectus
- ----------------------------------------------------------------------------------------------------------------
1.     Forepart of the Registration Statement Outside                FACING PAGE; CROSS REFERENCE
       Front Cover Page of Prospectus                                SHEET; OUTSIDE FRONT COVER
                                                                     PAGE

2.     Inside Front and Outside                                      INSIDE FRONT COVER PAGE;
       Back Cover Pages of Prospectus                                OUTSIDE BACK COVER PAGE

3.     Summary Information and Risk                                  PROSPECTUS SUMMARY; RISK
       Factors                                                       FACTORS; THE COMPANY

4.     Determination of Offering Price                               OUTSIDE FRONT COVER PAGE;
                                                                     PLAN OF OFFERING - ESCROW
                                                                     OF FUNDS

5.     Selling Security Holders                                      SELLING SECURITY HOLDERS

6.     Description of Securities                                     OUTSIDE FRONT COVER PAGE;
       to be Registered                                              CAPITALIZATION -DESCRIPTION
                                                                     OF SECURITIES; PLAN OF
                                                                     OFFERING - ESCROW OF FUNDS

7      Interest of Named Experts                                     LEGAL MATTERS; EXPERTS
       and Counsel

8a.    Description of Business                                       PROSPECTUS SUMMARY;
                                                                     PROPOSED BUSINESS

8b.    Description of Property                                       NOT APPLICABLE

8c.    Legal Proceedings                                             PROPOSED BUSINESS


Item Number
and Caption                                                          Location in Prospectus
- ----------------------------------------------------------------------------------------------------------------


8d.    Market Price, Dividends                                       PRINCIPAL SHAREHOLDERS;
       and Related Stockholder                                       CAPITALIZATION; DESCRIPTION
       Matters                                                       OF THE SECURITIES; PRINCIPAL
                                                                     SHAREHOLDERS;

8e.    Financial Statements                                          FINANCIAL STATEMENTS

8f.    Selected Financial Data                                       SELECTED FINANCIAL DATA

8g.    Supplementary Financial                                       NOT APPLICABLE
       Information

8h.    Management's Discussion                                       MANAGEMENT'S DISCUSSION
       and Analysis of Financial                                     AND ANALYSIS OF FINANCIAL
       Condition and Results                                         CONDITION AND RESULTS
       of Operations                                                 OF OPERATIONS

8i.    Disagreements with Accountants                                NOT APPLICABLE

8j.    Directors and Executive Officers                              MANAGEMENT

8k.    Executive Compensation                                        MANAGEMENT

8 l.   Security Ownership of                                         MANAGEMENT
       Certain Beneficial Owners
       and Management

8m.    Certain Relationships                                         MANAGEMENT
       and Related Transactions

9.     Disclosure of Commission Position                             PROPOSED BUSINESS
       on Indemnification for Securities Act
       Liabilities



                                   PROSPECTUS
               NEXLAND, INC. (Formerly, WindStar Resources, Inc.)
      for the public offering for sale of 1,994,321 Shares of Common Stock.

         This Prospectus covers the offer of 1,994,321 shares of Common Stock (the "Shares") of the Company being offered by various Selling Shareholders. The Selling Shareholders acquired these Shares from the Company in various transactions, all of which were exempt from registration under the Securities Act of 1933, as amended. The Selling Shareholders may sell the Shares in negotiated transactions or into the market. We will not receive any of the proceeds from the sale of shares by the selling shareholders.

         Our common stock is traded on the OTC Bulletin Board under the symbol "XLND." On December 21, 2000, the last sale price of our common stock as reported was $0.23 per share.

INVESTING IN THE COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. WE
URGE YOU TO READ THE "RISK FACTORS" SECTION BEGINNING ON PAGE ______.

          NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE
           SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS
      PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                Executive Office
                              1101 Brickell Avenue
                             Suite 200, North Tower
                              Miami, Florida 33131
                                 (305) 358-7771

                 The Date of this Prospectus is ________, 2000.

      The information in this prospectus is not complete. It might change. We are not allowed to sell the common stock offered by this prospectus until the registration statement that we have filed with the SEC becomes effective. This prospectus is not an offer to sell our common stock and does not solicit any offers to buy-in any state where the offer or sale is not permitted.

                                TABLE OF CONTENTS

1.       Summary of Our Offering..................................................................................1
         1.1      Our Business....................................................................................1
         1.2      The Offering....................................................................................3
         1.3      Use of Proceeds.................................................................................3
         1.4      Risk Factors....................................................................................3
         1.5      Selected Financial Information..................................................................3

2.       Risk Factors.............................................................................................5
         2.1      Our Limited Operating History Makes it Difficult for an Investor to Evaluate Our
                  Business and Prospects .........................................................................5
         2.2      We Have Had a History of Limited Revenues this May Continue to Be the Case......................5
         2.3      We Have Had a History of a Limited Customer Base and this May Continue to Be the Case........................................................................................5
         2.4      We Are Subject to All of the Substantial Risks Inherent in an Internet Business,
                  Which May Harm Our Ability to Operate Successfully..............................................6
         2.5      If We Cannot Manage Our Growth Effectively, Our Business Could Be Harmed........................7
         2.6      If We Cannot Integrate New Businesses, Operations, Technology, and Personnel
                  Our Growth and Our Business Could Be Harmed.....................................................7
         2.7      We May Not Be Able to Raise Additional Capital on the Most Favorable Terms......................7
         2.8      We Could Lose Revenues and Our Reputation May Be Damaged If Our Systems
                  or Those of Our Customers or Our Suppliers Are Not Year 2000 Compliant..........................8
         2.9      You May Not Be Able to Resell Shares of Our Stock at or for More than the Price
                  You Paid........................................................................................8
         2.10     There Is a Potential Lack of Liquidity for Common Stock.........................................9
         2.11     If We Trade below $5.00 per Share We Will Be Subject to Penny Stock
                  Regulations and Restrictions....................................................................9
         2.12     We Have a Substantial Amount of Stock That Will Become Available for Resale
                  under Rule 144, Which May Have an Adverse Effect on the Market and Our
                  Ability to Obtain Equity Financing..............................................................9
         2.13     Our Articles of Incorporation Allow Authorization and Discretionary Issuance of
                  Blank Check Preferred Stock Which Could Delay, Deter, or Prevent a Take Over,
                  Merger or Change of Control and May Prevent You from Realizing a Premium
                  Return..........................................................................................9
         2.14     Our Business Plan Contemplates Future International Operations but There Are
                  Numerous Risks and Uncertainties in Offering Services Outside
                  Of the United States...........................................................................10
         2.15     We May Be Unable to Protect Our Intellectual Property Rights or to Continue
                  Using Intellectual Property That We License from Others; We May Also Be the
                  Subject of Intellectual Property Infringement Claims...........................................11


         2.16     Because of the Uncertainty Associated with Unproven Business Models, We May
                  Be Unable to Achieve Widespread Market Acceptance..............................................12
         2.17     We Cannot Be Certain That We Will Be Able to Compete with Significant
                  Pricing Pressure by Our Competitors............................................................12
         2.18     Our Business Will Be Adversely Affected If We Lose Market Share................................12
         2.19     We Have Limited Marketing and Sales Capability.................................................14
         2.20     The Loss of the Services of Existing Personnel as Well as the Failure to Recruit
                  Key Technical and Management Personnel Would Be Detrimental and Could
                  Have an Adverse Impact upon Our Business Affairs and Finances..................................14
         2.21     Our Executive Officers, Directors and Principal Stockholders, Together, May Be
                  Able to Effectively Exercise Control over All Matters Submitted to a Vote of
                  Stockholders...................................................................................15
         2.22     We Have Not Paid Nor Do We Expect to Pay Dividends in the near Future..........................15
         2.23     The Inside Shareholders Received Shares for less Consideration than You Are
                  Asked to Pay...................................................................................15
         2.24     The Officers and Directors May Be Entitled to Indemnification for Securities
                  Liabilities by the Company Resulting in Substantial Expenditures for Us and
                  Preventing Any Recovery from Officers and Directors............................................15
         2.25     We Have Experienced Negative Cash Flow Which Could Result in Our Inability
                  to Fund Programs and Create a Need for Additional Financing....................................16
         2.26     We Depend on Contract Manufacturers for Substantially All of Our
                  Manufacturing Requirements. The Inability of Our Contract Manufacturers to
                  Provide Us with Adequate Supplies of High Quality Products or the Loss of Any
                  of Our Contract Manufacturers Would Cause a Delay in Our Ability to Fulfill
                  Orders While We Obtain a Replacement Manufacturer..............................................16
         2.27     If We Fail to Develop and Expand Our Distribution Channels Our Business Will
                  Suffer.........................................................................................17
         2.28     Our Financial Results May Periodically Vary Due to Factors Which May Affect
                  Our Stock......................................................................................17
         2.29     We Are Subject to Various Risks Pertaining to the Internet Industry............................18
         2.30     The Purchase of Shares in this Company will be Subject to Various Investment Risks.............20

3.       Forward Looking Statements..............................................................................21

4.       Management's Discussion and Analysis of Financial Condition and Results of Operations...................22
         4.1      Overview.......................................................................................22
         4.2      Reverse Split..................................................................................23
         4.3      Results of Operations..........................................................................23
         4.4      Going Concern..................................................................................25
         4.5      Liquidity and Capital Resources................................................................26

5.       Our Business............................................................................................27
         5.1      General........................................................................................27


         5.2      Explanation and Background of the Internet.....................................................27
         5.3      Recent  Developments...........................................................................32
         5.4      the Benefits Our Products Are Designed to Provide..............................................33
         5.5      A Description of Our Products..................................................................34
         5.6      Background of the Company......................................................................36
         5.7      Business Strategy..............................................................................37
         5.8      Sales and Marketing Overview...................................................................38
         5.9      Competition....................................................................................40
         5.10     Year 2000......................................................................................42
         5.11     Intellectual Property..........................................................................43
         5.12     Employees......................................................................................45
         5.13     Property Location, Description and Access......................................................45
         5.14     Research and Development.......................................................................46
         5.15     Manufacturing..................................................................................46
         5 16     Dividend Policy................................................................................47
         5.17     Availability of Information....................................................................47

6.       Our Management..........................................................................................47
         6.1      Our Directors and Executive Officers...........................................................47
         6.2      Indemnification................................................................................49
         6.3      Executive Compensation.........................................................................51
         6.4      Stock Option Plans.............................................................................52

7.       Certain Transactions....................................................................................53

8.       Security Ownership of Principal Shareholders
         and Management..........................................................................................55

9.       Market Price of Securities..............................................................................57
         9.1      Volatility and Fluctuation of Our Common Stock.................................................57

10.      Description of the Securities...........................................................................58
         10.1     In General.....................................................................................58
         10.2     Common Stock...................................................................................58
         10.3     Preferred Stock................................................................................59
         10.4     Description of Redeemable Warrants.............................................................59
         10.5     Anti-takeover Provisions of Delaware Law.......................................................60

11.      Shares Eligible for Future Sale.........................................................................61
         11.2     Restricted Securities..........................................................................61
         11.3     Transfer Agent.................................................................................61


12.      Selling Security Holders................................................................................62

13.      Litigation .............................................................................................63

14.      Legal Matters...........................................................................................63

15.      Experts.................................................................................................63

16.      Additional Information..................................................................................64

1.       SUMMARY OF OUR OFFERING.

         THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THE PROSPECTUS. IT DOES NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. WE URGE YOU TO READ THE ENTIRE PROSPECTUS BEFORE CONSIDERING INVESTING IN ANY COMMON STOCK OF OUR COMPANY. UNLESS OTHERWISE INDICATED, ALL SHARE INFORMATION HAS BEEN ADJUSTED TO GIVE RETROACTIVE EFFECT TO A REVERSE STOCK SPLIT OF 1 FOR 250 OF THE COMPANY'S COMMON STOCK THAT OCCURRED ON APRIL 15, 1998 AND NO EFFECT IS GIVEN IN THIS PROSPECTUS TO THE EXERCISE OF OUTSTANDING OPTIONS OR WARRANTS TO PURCHASE COMMON STOCK

         (Nexland, Inc. and, unless otherwise noted, or if the context otherwise requires, its former name, Windstar Resources, Inc., are referred to in this prospectus as "Nexland," "our," "we" or "us." "WindStar," "Nexland LP," "Nexland Fla"and "Del," may also on occasion be used to identify specific events prior to the November 17, 1999 reverse acquisition of Nexland Inc. by WindStar)

         WindStar was formed in Arizona on March 22, 1995, (under the name Turtleback Mountain Gold Co., Inc.) to engage in the business of mineral exploration, and if warranted, development and production, or the sale of precious minerals. WindStar failed to achieve its goals and business objectives and in 1999 we concluded it was no longer economical to continue as a public gold exploration mining company.

         Nexland Inc. was incorporated in Florida on December 4, 1994, but was inactive until November 17, 1999 when it was acquired by us. Nexland LP, a Florida limited partnership, formed on September 25, 1997, was an operating company until November 15, 1999 when it assigned all of its partnership assets to Nexland Fla. in exchange for 17,000 of the latter's common shares.

         On November 17, 1999, we acquired Nexland Fla. in a reverse acquisition transaction resulting in the change of our business from mining to Internet technology. We changed our name to "Nexland, Inc." on December 8, 1999. Virtually all of our revenues have been derived from our technology business. On August 30, 2000, we changed our state of incorporation from Arizona to Delaware.

1.1      OUR BUSINESS.

         We provide Internet access and security solutions for the office or home through sales, marketing and distribution of information technology hardware. We design, develop, market, distribute and manufacture through third parties, Internet Sharing Boxes or ISBs, that enable any entity with an ethernet network (home or commercial) to cost effectively share secure Internet access and email across that network. An ethernet network is a standard for connecting computers into a local area network, i.e., a computer network limited to the immediate area, usually in the same building, also referred to as an "LAN."

         Our products are a flexible and scalable platform that provides firmware-based routing and functionality to deliver Internet-enabled applications and services. Our products support existing analog phone lines, as well as integrated services digital networks known as ISDN, and emerging access technologies such as digital subscriber line commonly known as xDSL, and cable modems. Our product technology coupled with broadband Internet access enables multiple users to access the Internet simultaneously through regular phone lines and analog modems at up to 30-50 times the access speed of a single analog connection.

          Our ISB product line provides our customers with a comprehensive integrated security solution that includes a firewall, content filtering and virtual private networking. A firewall blocks access to the network by unauthorized persons. Content filtering blocks access to objectionable web sites. Virtual Private Networking or "VPN," is a pass-through support (IPSec, PPTP, and L2TP) which allows the encrypted flow of data packets over the Internet, a public domain, to pass through our devices. VPN enables secure communications between branch offices or telecommuters and their corporate networks.

          We believe our product line is easy to install and use and minimizes the purchase, installation and maintenance costs of Internet security. With suggested retail prices ranging from $129 to $599, our products are designed to enable customers to reduce purchase costs and avoid hiring costly information technology personnel.

          We identify the home, office and home-office market as the end users of our products although our marketing strategy primarily targets Internet service providers, telephone companies and value-added resellers as our immediate market and distribution channels. We primarily market and sell our products throughout North America and, to a limited extent, South America.

          The office environment can consist of both small and large corporate businesses and branch or satellite offices of larger businesses. Further, we believe that emerging broadband access technologies such as xDSL and cable modems will enable a variety of new data intensive, multimedia and graphical applications that increase the value of shared Internet access for the office environment. Our ISB family of products are designed to maximize reliability and uptime, can be used in networks ranging in size from 1 to 253 users, and are fully compatible with more expensive enterprise security products offered by, among others, Check Point Software Technologies, Ltd., Cisco Systems, Inc. and Axent Technologies.

1.2      THE OFFERING.


Common Shares outstanding prior to offering ......................36,027,378
Securities being registered:
          Selling Shareholders.....................................1,994,321

Equity Securities to be outstanding after offering:

        o     common..............................................36,027,378
        o     preferred...........................................       -0-
        o     options.............................................   160,000
        o     warrants............................................ 3,089,221

         The number of shares being registered is 1,994,321. The number of common shares outstanding following the Offering does not include 160,000 options to purchase 160,000 common shares. The options were issued in connection with Employment Agreements; the exercise price of the options ranges from $1.00 to $5.00 per share and expire on November 11, 2010.

1.3      USE OF PROCEEDS.

         We will not receive any proceeds from shares sold by the selling shareholders.

1.4      RISK FACTORS.

         Investment in our stock should be considered highly speculative, start-up and largely unproven. There are non-arms length transactions involving conflicts of interest between us and our affiliates. We will incur substantial offering expenses in connection with this offering and we do not anticipate paying any dividends on our Common Stock.


         In addition, the risks associated with investing in our stock include the following:

o We are currently not profitable and can be no assurance we can achieve profitability in the future.
o  We may not be able to maintain profitability in the future.
o We compete in a highly competitive market and competition may intensify. After the offering, our officers and directors and their affiliates will own approximately 79.35% of our outstanding stock and, if acting together, would be able to significantly influence all matters requiring shareholder approval.
o We depend on ten (10) customers for approximately 53% of our revenue. Due to any of these risks, the trading price of our common stock could decline and you could lose all or part of your investment.

1.5      SELECTED FINANCIAL INFORMATION.

         The selected financial data presented below has been derived from our financial statements, which have been examined by Williams & Webster, P.S. Certified Public Accountants, as indicated in their report found at the end of the prospectus. You should read the information in conjunction with all other financial information and analysis in this prospectus. Please don't assume that the results below indicate results we'll achieve in the future that we will ever have material revenues, or that our operations will be profitable.

Balance Sheet Data


                                                                                         Sept. 30, 2000
                                             1997[1]       1998[1]       1999[1]            (Unaudited)
                                           -----------   -----------   -----------     -----------------
Current Assets ......................      $   9,650       $   7,666       $ 139,295       $ 401,841
Total Assets ........................         14,776          11,906         147,250         477,557
Current Liabilities .................            200          97,232         269,553         753,434
Long-term Debt ......................            -0-             -0-         201,917         201,917
Stockholder Deficit .................                                                       (477,794)
Stockholders' Equity (deficit) [2] ..         14,576         (85,326)       (324,220)
  Total Liabilities &
   Stockholders' Equity .............         14,776          11,906         147,250         477,557
Net Tangible Book Value Per Share [3]            Nil             Nil             Nil           (0.01)


 Statement of Operations


                                                                                          Sept 30, 1999      Sept.30, 2000
                                             1997           1998          1999             (Unaudited)        (Unaudited)
                                         -----------     -----------   -----------        --------------    ----------------
Revenues .......................            $ -0-              $-0-       $   263,338       $    82,778       $   760,454
Cost of Goods Sold .............              -0-               -0-           129,311            82,285           322,104
Operating Expenses .............           53,324            99,902           265,370            81,688         2,488,390
Net Income (Loss) ..............          (53,324)          (99,902)         (131,343)          (81,195)       (2,066,512)
Net Income (Loss) per share[3] .              Nil               Nil               Nil               Nil              (.06)

Balance Sheet Data:
  Working Capital (deficit) ....      $     9,340       $   (89,566)      $  (130,258)                0          (351,593)
  Total Assets .................           14,776            11,906           147,250                 0           477,557
  Long-term Debt ...............              -0-               -0-           201,917                 0           201,917
  Stockholders' equity (deficit)           14,576           (85,326)         (324,220)                0          (477,794)


------------------
[1] Includes the financial information of Nexland LP, the predecessor organization until November 15, 1999. From August 1997 to November 15, 1999, all of the operations were conducted through Nexland LP. Nexland Fla. was dormant during that period.

[2] For 1997 and 1998, Stockholder's Equity is actually partners' capital of Nexland LP and the equity of Nexland Fla.

[3] In the acquisition of Nexland LP and Nexland Fla., the allocated 29,500,000 shares for the interests of the partners in the partnership and the original shares by Nexland Fla., are used as the net stock outstanding. For 1997 and 1998, these shares are considered as outstanding for purposes of comparison.

2.   RISK FACTORS.

     THE SECURITIES BEING OFFERED INVOLVE A HIGH DEGREE OF RISK AND, THEREFORE YOU SHOULD CAREFULLY CONSIDER, AMONG OTHER FACTORS, THE FOLLOWING RISKS:

2.1      OUR LIMITED OPERATING HISTORY MAKES IT DIFFICULT FOR AN
         INVESTOR TO EVALUATE OUR BUSINESS AND PROSPECTS.

         We were incorporated in December 1997 and have only minimal business history that you can analyze to help you decide whether or not to invest in us. We first began shipping products commercially in 1999. Any investment in us should be considered a high-risk investment because you will be placing your funds at risk in a new company with unforeseen costs, expenses and problems often experienced by such companies. There can be no assurance that we will be able to achieve profitability in the future and, if achieved, sustain such profitability. We anticipate that marketing and selling our line of products as contemplated herein will require substantial expenditures, i.e., public relations, outside sales associates, etc. The likelihood of our success must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered in connection with a new business, and the competitive and regulatory environment in which we operate.

2.2      WE HAVE HAD A HISTORY OF LIMITED REVENUES THIS MAY CONTINUE TO BE THE
         CASE.

         From the reverse acquisition of November 17, 1999 to December 31, 1999, we generated operating revenues of approximately $67,057 and incurred costs of revenues of $34,175, operating expenses of $64,576 and interest expense of $1,706. All operating revenues have been achieved by Nexland Inc. At December 31, 1999, we had a deficit of approximately $327,630. As of September 30, 2000, we had an accumulated deficit of $2,394,142. Even if we do achieve profitability, we cannot assure you that we can sustain or increase profitability on a quarterly or annual basis in the future. We may not generate a sufficient level of revenue to offset these expenditures or be able to adjust spending in a timely manner to respond to any unanticipated decline in revenue. If revenue grows slower than we anticipate, if gross margins do not improve or if operating expenditures exceed our expectations or cannot be adjusted accordingly, we may continue to experience significant losses on a quarterly and annual basis. Due to our current financial condition our independent auditors have issued an opinion indicating that our losses raise substantial doubt about our ability to continue as a going concern.

2.3 WE HAVE HAD A HISTORY OF A LIMITED CUSTOMER BASE AND THIS MAY CONTINUE TO BE THE CASE.

         At present, our customer base consists primarily of Internet service providers or ISPs, telephone companies or Telcos, and value-added resellers. Our ability to operate profitably depends on increasing our customer base and achieving sufficient gross profit margins. We cannot assure you that we will be able to increase our customer base or to operate profitably. If any of our major customers stop or delay its purchase of our products, our revenue and profitability would be adversely affected. We anticipate that sales of our products to relatively few customers will continue to account for a significant portion of our revenue. In 1999, sales to three customers accounted for 60% of our revenue, while in 2000, sales to 10 customers accounted for 53% of our revenue. If they or others cancel or delay purchase orders, our revenue may decline and the price of our stock may fall. We cannot assure you that our current customers will continue to place orders with us, that orders by existing customers will continue at the levels of previous periods or that we will be able to obtain orders from new customers. Although our financial performance depends on large orders from a few key customers and resellers, we do not have binding commitments from any of them.

          Although we are not dependent on international sales for a substantial amount of our revenue, (10% of total revenue in 1999 and we anticipate 13% of total revenue in 2000), we still face the risks of international business and associated currency fluctuations, which might adversely affect our operating results. These risks include potential foreign government regulation of our technology, general geopolitical risks associated with political and economic instability, changes in diplomatic and trade relationships, and foreign countries' laws affecting the Internet generally. Our risks of doing business abroad also include our ability to maintain distribution relationships on favorable terms. To the extent we are unable to favorably renew our distribution agreements or make alternative arrangements, revenue may decrease from our international operations. More importantly, delays in deliveries from our component suppliers could cause our revenue to decline and adversely affect our results of operations.

2.4 WE ARE SUBJECT TO ALL OF THE SUBSTANTIAL RISKS INHERENT IN AN INTERNET BUSINESS, WHICH MAY HARM OUR ABILITY TO OPERATE SUCCESSFULLY.

         We are subject to all of the substantial risks inherent in an Internet related business, any one of which may harm our ability to operate successfully. These include, but are not limited to:

         o  Our inability to attract or retain customers;
         o  Our failure to anticipate and adapt to a developing market;
         o  Our inability to upgrade and develop competitive products; and
         o  Technical difficulties with product development.

         In addition, we believe that many potential customers in our target markets are not fully aware of the need for Internet security products and services. Historically, only enterprises having substantial resources developed or purchased Internet security solutions. Also, there is a perception that Internet security is costly and difficult to implement. Therefore, we will not succeed unless we can educate our target markets about the need for Internet security and convince potential customers of our ability to provide this security in a cost-effective and easy-to-use manner. Although we have spent, and will continue to spend, considerable resources educating potential customers about the need for Internet security and the benefits of our products and services, our efforts may be unsuccessful.

2.5      IF WE CANNOT MANAGE OUR GROWTH EFFECTIVELY, OUR BUSINESS COULD BE
         HARMED.

         We are currently experiencing a period of significant growth. As part of this growth, we will have to:

         o  Implement new operational procedures and controls;
         o  Train and manage our employees;
         o  Expand and coordinate our operations;
         o  Hire additional staff; and
         o  Expand existing offices and open new offices.

         If we cannot manage the growth of our network, staff, offices, and business and coordinate the activities of our technical, accounting, finance, marketing, and sales staff effectively, we will:

         o  Commit funds that may not produce revenue;
         o  Increase our operational overhead; and
         o Expend management time and effort on operations that may not succeed.

2.6 IF WE CANNOT INTEGRATE NEW BUSINESSES, OPERATIONS, TECHNOLOGY, AND PERSONNEL OUR GROWTH AND OUR BUSINESS COULD BE HARMED.

         If we acquire new businesses, we will need to integrate new operations, technologies and personnel. Acquisitions and business combinations entail numerous operational risks, including:

         o Difficulty in the assimilation of acquired operations, technologies or products;
         o  Diversion of management's attention from other business operations;
         o Risks of entering markets in which we have limited or no experience; and
         o  Potential loss of key employees of acquired businesses.

2.7      WE MAY NOT BE ABLE TO RAISE ADDITIONAL CAPITAL ON THE MOST FAVORABLE
         TERMS.

         We may not be able to obtain financing on favorable terms, or at all, which will limit our ability to:

         o  Expand;
         o Take advantage of unanticipated opportunities, develop or enhance services; and
         o  Otherwise respond to competitive pressures.

         This limitation could harm our business and decrease the value of the shares or cause us to go out of business. If we are unable to continue our operations, your entire investment in us will be lost. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-Liquidity and Capital Resources," for a discussion of our working capital and capital expenditures.

2.8 WE COULD LOSE REVENUES AND OUR REPUTATION MAY BE DAMAGED IF OUR SYSTEMS OR THOSE OF OUR CUSTOMERS OR OUR SUPPLIERS ARE NOT YEAR 2000 COMPLIANT.

         We established a program during 1999 to ensure that, to the extent reasonably possible, all systems are Year 2000 compliant. Since the beginning of the new millennium we have experienced no problems related to Y2K. Although there continues to be inherent uncertainty in the Year 2000 issue, based on the results of our Y2K program, we do not believe that the Year 2000 issues will have a material effect on our internal network, computer systems, or operations.

         Our customers are dependent on a number of third party network service providers. At present, we are not aware, nor have we experienced, any third party Year 2000 issues that are likely to result in any disruption of our services. The failure of third party network service providers to properly correct a Year 2000 problem could result in the interruption or failure of their normal business activities or operations.

2.9 YOU MAY NOT BE ABLE TO RESELL SHARES OF OUR STOCK AT OR FOR MORE THAN THE PRICE YOU PAID.

         The price of our common stock and Internet and telecommunication stock in general, has recently experienced extreme volatility that often has been unrelated to the operating performance of any specific public companies. During the period from December 23, 1999 to December 21, 2000, the bid and ask price of our common stock has ranged from a high of $8.00 to a low of $0.10.

         If continued, these broad market and industry fluctuations may adversely affect the trading price of our common stock, regardless of our actual operating performance. This volatility may negatively impact the liquidity and value of your shares.

2.10     THERE IS A POTENTIAL LACK OF LIQUIDITY FOR COMMON STOCK

         Our common stock trades on the OTC Electronic Bulletin Board. Stocks trading on the OTC Electronic Bulletin Board generally attract a smaller number of market makers and a less active public market. Moreover, since our common stock is traded on the OTC Electronic Bulletin Board, investors may find it difficult to dispose of or obtain accurate quotations as to the value of our common stock.

2.11 IF WE TRADE BELOW $5.00 PER SHARE WE WILL BE SUBJECT TO PENNY STOCK REGULATIONS AND RESTRICTIONS

         The Securities Exchange Commission has adopted regulations, which generally define Penny Stocks to be an Equity Security that has a market price less than $5.00 per share, subject to certain exemptions. As of December 21, 2000, the closing trade price of our common stock was $0.23 per share, and therefore is presently designated as a "penny stock." Such a designation requires any broker or dealer selling such securities to disclose certain information concerning the transaction, obtain a written agreement from the purchaser, and determine that the purchaser is reasonably suitable to purchase such securities. These rules will restrict the ability of Broker / Dealers to sell our common stock and may affect the ability of Investors to sell their shares. Disclosure also must be made about commissions payable to both the broker/dealer and the registered representative and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

2.12 WE HAVE A SUBSTANTIAL AMOUNT OF STOCK THAT WILL BECOME AVAILABLE FOR RESALE UNDER RULE 144, WHICH MAY HAVE AN ADVERSE EFFECT ON THE MARKET AND OUR ABILITY TO OBTAIN EQUITY FINANCING

         We have issued and outstanding prior to this offering 36,027,378, shares of common stock of which 33,851,094 shares are "restricted securities" as that term is defined under Rule 144 promulgated under the Securities Act. Future sales of the restricted shares may be made under Rule 144. Beginning in December 2000, approximately 31,443,081 shares will be available for sale under Rule 144. Such sales may have an adverse effect on the then prevailing market price of the common stock, adversely affect our ability to obtain future financing in the capital markets, and may create a potential market overhang.

2.13 OUR ARTICLES OF INCORPORATION ALLOW AUTHORIZATION AND DISCRETIONARY ISSUANCE OF BLANK CHECK PREFERRED STOCK WHICH COULD DELAY, DETER, OR PREVENT A TAKE OVER, MERGER OR CHANGE OF CONTROL AND MAY PREVENT YOU FROM REALIZING A PREMIUM RETURN

         Our Articles of Incorporation authorize the issuance of "blank check," preferred stock. The board of directors is empowered, without stockholder approval, to designate and issue additional series of preferred stock with dividend, liquidation, conversion, voting or other rights, including the right to issue convertible securities with no limitations on conversion. These designations and issuances, could:

         o Adversely affect the voting power or other rights of the holders of our common stock.
         o  Substantially dilute the common shareholder's interest.
         o  Depress the price of our common stock.
         o Delay, deter, or prevent a merger, take over or change in control without any action by the shareholders.

2.14 OUR BUSINESS PLAN CONTEMPLATES FUTURE INTERNATIONAL OPERATIONS BUT THERE ARE NUMEROUS RISKS AND UNCERTAINTIES IN OFFERING SERVICES OUTSIDE OF THE UNITED STATES.

         We intend to expand into international markets. We currently have a technology sharing business relationship with Nexland France, which precludes us from marketing in Europe, subject to our exercising an option to acquire that company. We cannot be sure that we will be able to successfully sell our services or adequately maintain operations outside North or South America. In addition, there are certain risks inherent in conducting business internationally. These include:

         o  Unexpected changes in regulatory requirements;
         o Ability to secure and maintain the necessary physical and telecommunications infrastructure;
         o  Challenges in staffing and managing foreign operations; and
         o  Employment laws and practices in foreign countries.

         Any of these could adversely affect our proposed international operations. Furthermore, some foreign governments have enforced laws and regulations on content distributed over the Internet that are more restrictive than those currently in place in the United States. Our manufacturing is performed by companies located in Taiwan. The current political tension between Taiwan and mainland China, may impair our ability to import product from our manufacturers. Anyone or more of these factors could adversely affect our contemplated future international operations, and consequently, our business.

2.15 WE MAY BE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS OR TO CONTINUE USING INTELLECTUAL PROPERTY THAT WE LICENSE FROM OTHERS; WE MAY ALSO BE THE SUBJECT OF INTELLECTUAL PROPERTY INFRINGEMENT CLAIMS.

         We rely and intend to rely on a combination of patents pending, copyright, trademark, service mark, and trade secret laws and contractual restrictions to establish and protect certain of our proprietary rights. We have a patent pending for certain technology which is included in our family of Internet Sharing products. There can be no assurance that we will be able to obtain such protection. Despite our efforts to protect our proprietary rights, we cannot assure you that unauthorized parties will not copy or otherwise obtain and use our data or technology or will not independently develop similar or competing technology. We cannot assure you that these precautions will prevent misappropriation or infringement of our intellectual property. Monitoring unauthorized use of our products is difficult, and we cannot assure you that the steps we have taken will prevent misappropriation of our technology or intellectual property, particularly in foreign countries where the laws may not protect our proprietary rights as fully as in the United States.

         Our industry is characterized by the existence of a large number of patents and frequent claims and related litigation regarding patent and other intellectual property rights. In particular, leading companies in the data communications and networking markets have extensive patent portfolios with respect to modem and networking technology. From time to time, third parties, including these leading companies, have asserted and may assert exclusive patent, copyright, trademark and other intellectual property rights to technologies and related standards that are important to us. We expect that we may increasingly be subject to infringement claims as the numbers of products and competitors in the office market for shared Internet access solutions grow and the functionality of products overlaps. As of the date of this prospectus, we have not been the recipient of any such claims.

         We may in the future initiate claims or litigation against third parties for infringement of our proprietary rights to determine the scope and validity of our proprietary rights. Any such claims, with or without merit, could be time-consuming, result in costly litigation and diversion of technical and management personnel, or require us to develop non-infringing technology or enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on acceptable terms, if at all. In the event of a successful claim of infringement and our failure or inability to develop non-infringing technology or license the proprietary rights on a timely basis, our business would be harmed.

2.16 BECAUSE OF THE UNCERTAINTY ASSOCIATED WITH UNPROVEN BUSINESS MODELS, WE MAY BE UNABLE TO ACHIEVE WIDESPREAD MARKET ACCEPTANCE.

         Since our business model is relatively new and unproven, we may not be able to anticipate and adapt to a developing market. In addition, our success will depend upon the widespread commercial acceptance of shared Internet access products by offices. Businesses have only recently begun to deploy shared Internet access products, and the market for these products is not fully developed. If the single Internet access devices, such as ISDN, xDSL and cable modems, currently utilized by many offices are deemed sufficient even though they do not enable shared access, then the market acceptance of our products may be slower than expected. Potential users of our products may have concerns regarding the security, reliability, cost, ease of use and capability of our products. We cannot accurately predict the future growth rate or the ultimate size of the office or home markets.

2.17 WE CANNOT BE CERTAIN THAT WE WILL BE ABLE TO COMPETE WITH SIGNIFICANT PRICING PRESSURE BY OUR COMPETITORS.

         As a result of increased competition in our industry, we expect to encounter significant pricing pressure. We cannot be certain that we will be able to offset the effects of any required price reductions through an increase in the number of our customers, higher revenues from our business services, cost reductions or otherwise, or that we will have the resources to continue to compete successfully.

2.18     OUR BUSINESS WILL BE ADVERSELY AFFECTED IF WE LOSE MARKET SHARE

         We compete in a new, rapidly evolving and highly competitive market. We expect competition to persist and intensify in the future. Our current and potential competitors offer a variety of competitive products, including shared Internet access devices such as the products offered by RAMP Networks, Flowpoint, Intel, Netopia, Watchguard, Netscreen, Nortel, Cisco, Sonicwall, Linksys, Cayman Systems and others, and high-end networking equipment such as routers and switches offered by companies such as 3Com and Nortel.

         Many of our competitors are substantially larger than we are and have significantly greater financial, sales, marketing, technical, manufacturing and other resources and more established distribution channels. These competitors may be able to respond more rapidly to new or emerging technologies and changes in customer requirements or devote greater resources to the development, promotion and sale of their products than we can. Furthermore, some of our competitors may make strategic acquisitions or establish cooperative relationships among themselves or with third parties to increase their ability to rapidly gain market share by addressing the needs of our prospective customers. These competitors may enter our existing or future markets with solutions that may be less expensive, provide higher performance or additional features or be introduced earlier than our solutions. Given the market opportunity in the shared Internet access market, we also expect that other companies may enter our market with better products and technologies. If any technology that is competing with ours is more reliable, faster, and less expensive or has other advantages over our technology, then the demand for our products and services would decrease, which would seriously harm our business.

         We expect our competitors to continue to improve the performance of their current products and introduce new products or new technologies as industry standards and customer requirements evolve that may supplant or provide lower cost alternatives to our products. To be competitive, we must continue to invest significant resources in research and development, sales and marketing and customer support.

         Increased competition is likely to result in price reductions, reduced gross margins, longer sales cycles, and loss of market share, any of which would seriously harm our business and results of operations.

         The market for shared Internet access solutions is characterized by rapidly changing technologies and short product life cycles. Our future success will depend in large part upon our ability to:

         o  identify and respond to emerging technological trends in the market;
         o  develop and maintain competitive products;
         o enhance our products by adding innovative features that differentiate our products from those of our competitors;
         o  bring products to market on a timely basis at competitive prices;
         o respond effectively to new technological changes or new product announcements by others; and
         o respond to emerging broadband access technologies such as xDSL, cable, wireless and other emerging broadband technologies.

              The technical innovations required for us to remain competitive are inherently complex, require long development cycles, and are dependent in some cases on sole source suppliers. We will be required to continue to invest in research and development in order to attempt to maintain and enhance our existing technologies and products, but we may not have the funds available to do so. Even if we have sufficient funds, these investments may not serve the needs of customers or be compatible with changing technological requirements or standards. Most development expenses must be incurred before the technical feasibility or commercial viability of new or enhanced products can be ascertained. Revenue from future products or product enhancements may not be sufficient to recover the associated development costs.

2.19     WE HAVE LIMITED MARKETING AND SALES CAPABILITY.

         Because of our limited working capital in the past, we have not had the resources to fully implement our marketing and sales strategy. In order to increase our revenues, we are in the process of further implementing a marketing and sales force with technical expertise and marketing capability. There can be no assurance that we will be able to:

         o  Establish such a sales force.
         o  Gain market acceptance for our products.
         o  Develop our sales force.
         o  Obtain and retain qualified sales personnel on acceptable terms.
         o  Meet our proposed marketing schedules or plans.

         To the extent that we arrange with third parties to market our services, the success of such products may depend on the efforts of such third parties.

2.20 THE LOSS OF THE SERVICES OF EXISTING PERSONNEL AS WELL AS THE FAILURE TO RECRUIT KEY TECHNICAL AND MANAGEMENT PERSONNEL WOULD BE DETRIMENTAL AND COULD HAVE AN ADVERSE IMPACT UPON OUR BUSINESS AFFAIRS AND FINANCES

         Due to the specialized nature of our business, we are highly dependent upon our ability to attract and retain qualified technical and managerial personnel. Therefore, we have entered into employment contracts with certain of our executive officers. We have also engaged Nexland France to consult regarding our technology and research and development. Nexland France has agreed to provide the services of their entire research and development department including Israel Daniel Sultan. The loss of the services of existing personnel, especially Mr. Levine, our President, and our consultant Nexland France, as well as the failure to recruit key technical and managerial personnel in a timely manner would be detrimental and could have an adverse impact upon our business affairs or finances.

         Our anticipated growth and expansion into areas and activities requiring additional expertise, such as marketing, will require the addition of new management personnel. Competition for qualified personnel is intense and there can be no assurance that we will be able to attract and retain qualified personnel necessary for the development of our business.

         We cannot assure you that we will be able to effectively manage the expansion of our operations, that our systems, procedures or controls will be adequate to support our operations or that the executive management team will be able to achieve the rapid execution necessary to fully exploit the market opportunity for our products and services.

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



2.21 OUR EXECUTIVE OFFICERS, DIRECTORS AND PRINCIPAL STOCKHOLDERS, TOGETHER, MAY BE ABLE TO EFFECTIVELY EXERCISE CONTROL OVER ALL MATTERS SUBMITTED TO A VOTE OF STOCKHOLDERS.

         Our executive officers, directors, and principal stockholders beneficially own, in the aggregate, approximately 79.35% of our outstanding shares of common stock. These stockholders, if acting together, will be able to effectively control most matters requiring approval by our stockholders, including the election of our Directors. These shareholders can designate the members of our Board of Directors and can decide our operations and business strategy. You may disagree with these shareholders decisions. Even if you do not like our Directors, you will not be able to remove them from office. Additionally, they would be able to influence significantly a proposed amendment to our charter, a merger proposal, a proposed sale of assets or other major corporate transaction or a non-negotiated takeover attempt. Their influence may not be beneficial to you. If they prevent or delay a merger or takeover, you may not realize the premium return that stockholders may realize in conjunction with corporate takeovers. Moreover, there are no preemptive rights in connection with our Common Stock. Finally, cumulative voting in the election of Directors is not provided for. Accordingly, the holders of a majority of the shares of Common Stock, present in person or by proxy, will be able to elect all of our Directors.

2.22     WE HAVE NOT PAID NOR DO WE EXPECT TO PAY DIVIDENDS IN THE NEAR FUTURE.

         It is not anticipated that we will pay any dividends on our common stock in the future. The Board of Directors intends to follow a policy of retaining earnings, if any, for use in our business operations. As a result, the return on your investment in us will depend upon any appreciation in the market price of the common stock.

2.23 THE INSIDE SHAREHOLDERS RECEIVED SHARES FOR LESS CONSIDERATION THAN YOU ARE ASKED TO PAY.

         The number of shares of Common Stock issued to our present shareholders for cash and property was arbitrarily determined and was not the product of arm's length transactions. The inside shareholders received shares for $0.1223 to $0.0104 per share, which is substantially less than you are asked to pay.

2.24 THE OFFICERS AND DIRECTORS MAY BE ENTITLED TO INDEMNIFICATION FOR SECURITIES LIABILITIES BY THE COMPANY RESULTING IN SUBSTANTIAL EXPENDITURES FOR US AND PREVENTING ANY RECOVERY FROM OFFICERS AND DIRECTORS.

         Our Articles of Incorporation provide that we may indemnify any Director, Officer, agent, and/or employee as to those liabilities and on those terms and conditions as are specified in the

Delaware Business Corporation Act. Further, we may purchase and maintain insurance on behalf of any such persons whether or not the corporation would have the power to indemnify such person against the liability insured against. The foregoing could result in substantial expenditures by us and prevent any recovery from our Officers, Directors, agents, and employees for losses incurred by us as a result of their actions. Further, we have been advised that in the opinion of the Securities and Exchange Commission, indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable.

2.25 WE HAVE EXPERIENCED NEGATIVE CASH FLOW WHICH COULD RESULT IN OUR INABILITY TO FUND PROGRAMS AND CREATE A NEED FOR ADDITIONAL FINANCING.

         Since inception, we have experienced negative cash flow from operations and we expect to continue to experience negative cash flow from operations for the foreseeable future. Therefore, we have relied solely on limited revenues, shareholder loans and the issuances of equity securities, to fund our operations. In particular, we may need to raise additional funds, especially if our estimates of revenue, working capital and/or capital expenditure requirements change or prove inaccurate or in order for us to respond to unforseen technological or marketing hurdles or to take advantage of unanticipated opportunities. We cannot be certain that additional financing, through the issuance of equity securities or otherwise, will be available to us on favorable terms when required, or at all. If adequate funds are not available, or are not available on acceptable terms, we may not be able to take advantage of market opportunities, develop new products or otherwise respond to competitive pressures which could adversely affect our ability to achieve and sustain positive cash flow and profitability in the future.

2.26 WE DEPEND ON CONTRACT MANUFACTURERS FOR SUBSTANTIALLY ALL OF OUR MANUFACTURING REQUIREMENTS. THE INABILITY OF OUR CONTRACT MANUFACTURERS TO PROVIDE US WITH ADEQUATE SUPPLIES OF HIGH QUALITY PRODUCTS OR THE LOSS OF ANY OF OUR CONTRACT MANUFACTURERS WOULD CAUSE A DELAY IN OUR ABILITY TO FULFILL ORDERS WHILE WE OBTAIN A REPLACEMENT MANUFACTURER.

         We have developed a highly outsourced contract manufacturing capability for the production of our products. Our primary relationship with our contract manufacturers has been accomplished through our Hong Kong affiliate located in Taiwan, owned by affiliates, with whom we have entered into a Cooperation Agreement. We rely on contract manufacturers to procure components, assemble, test and package our products. We rely primarily on one contract manufacturer for all of our product manufacturing and assembly, and if we cannot obtain its services, we may not be able to ship products.

         We out source all of our hardware manufacturing and assembly primarily to one-third party manufacturer and assembly house. We employ Smerwick, Ltd., an affiliated company located in Taiwan to coordinate all manufacturing and packaging with this manufacturer.

         Although we do not have a long term manufacturing contract with this manufacturer. To date, it has produced products with acceptable quality, quantity and cost, but there can be no assurance it will be able or willing to meet our future demands. Our operations could be disrupted if we have to switch to a replacement vendor or if our hardware supply is interrupted for an extended period. This could result in loss of customer orders and revenue.

         While we believe there are alternative manufacturing companies available at competitive prices, any interruption in the operations of one or more of these contract manufacturers or delays in their shipment of products would adversely affect our ability to meet scheduled product deliveries to our customers.

         We intend to regularly introduce new products and product enhancements that will require that we rapidly achieve volume production by coordinating our efforts with those of our suppliers and contract manufacturers. The inability of our contract manufacturers to provide us with adequate supplies of high quality products or the loss of any of our contract manufacturers would cause a delay in our ability to fulfill orders while we obtain a replacement manufacturer. In addition, our inability to accurately forecast the actual demand for our products could result in supply, manufacturing or testing capacity constraints. These constraints could result in delays in the delivery of our products or the loss of existing or potential customers.

         Although we perform random spot testing on manufactured products, we rely on our contract manufacturers for assembly and primary testing of our products. Any product shortages or quality assurance problems could increase the costs of manufacturing, assembling or testing our products.

2.27 IF WE FAIL TO DEVELOP AND EXPAND OUR DISTRIBUTION CHANNELS OUR BUSINESS WILL SUFFER

         Our product distribution strategy focuses primarily on continuing to develop and expand our distribution channels through ISPs, value-added resellers, and Telcos. If we fail to develop and cultivate relationships with these customers, or if they are not successful in their sales efforts, our product sales may decrease and our operating results may suffer. Many of our resellers also sell products that compete with our products. We cannot assure you that our customers will market our products effectively or continue to devote the resources necessary to provide us with effective sales, marketing and technical support.

2.28 OUR FINANCIAL RESULTS MAY PERIODICALLY VARY DUE TO FACTORS WHICH MAY AFFECT OUR STOCK.

         In some future financial reporting periods our operating results may vary due to factors unrelated to the progress of our business and beyond our control. Should these fluctuations be below the expectations of public market analysts and investors, the price of our common stock may fall. These factors include:

         o  continued market acceptance of our products;
         o  fluctuations in demand for our products and services;
         o  variations in the timing of orders and shipments of our products;
         o the timing of new product and service introductions by us or our competitors;
         o our ability to obtain sufficient supplies of sole or limited source components for our products;
         o  unfavorable changes in the prices of the components we purchase;
         o our ability to attain and maintain production volumes and quality levels for our products; and

         o our ability to integrate new technologies we develop or acquire into our products.

         The amount and timing of our operating expenses generally will vary from quarter to quarter depending on the level of actual and anticipated business activities. Research and development expenses will vary as we develop new products. General and administrative expense fluctuations in past periods have been due primarily to the level of sales and marketing expenses associated with new product introductions. In the past, we have experienced fluctuations in operating results.

         Supply, manufacturing or testing constraints could result in delays in the delivery of our products. Any delay in the product deployment schedule of one or more of our products would likely adversely affect our operating results for a particular period.

         Acquisitions of products or technologies may result in disruptions to our business and management due to difficulties integrating personnel and operations.

         Although we have no current plans, agreements or commitments with respect to any acquisitions, we may acquire or invest in other companies, products or technologies. If we make any acquisitions, we will be required to integrate the operations, products and personnel of the acquired businesses and train, retain and motivate key personnel from the acquired businesses. We may be unable to maintain uniform standards, controls, procedures and policies if we fail in these efforts. Similarly, acquisitions may cause disruptions in our operations and divert management's attention from day-to-day operations, which could impair our relationships with our current employees, customers and strategic partners

2.29     WE ARE SUBJECT TO VARIOUS RISKS PERTAINING TO THE INTERNET INDUSTRY

         Our revenue growth is dependent on the continued growth of broadband access services, which are currently in early stages of development, and if such services are not widely adopted or we are unable to address the issues associated with the development of such services, our sales will be adversely affected.

         Sales of our products depend on the increased use and widespread adoption of broadband access services, such as cable, xDSL, ISDN, Frame Relay and T-1. These broadband access services typically are more expensive in terms of required equipment and ongoing access charges than is the case with Internet dial-up access providers. Our business, prospects, results of operations and financial condition would be materially adversely affected if the use of broadband access services does not increase as anticipated or if our customers' access to broadband services is limited. Critical issues concerning use of broadband access services are unresolved and will likely affect the use of broadband access services. These issues include:

         o  security;

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



         o  reliability;
         o  bandwidth;
         o  congestion;
         o  cost;
         o  ease of access; and
         o  quality of service.

         Even if these issues are resolved, if the market for products that provide broadband access to the Internet fails to develop, or develops at a slower pace than we anticipate, our business, prospects, results of operations and financial condition would be materially adversely affected.

         The broadband access service market is new and is characterized by rapid technological change, frequent enhancements to existing products and new product introductions, changes in customer requirements and evolving industry standards. We may be unable to respond quickly or effectively to these developments. The introduction of new products by competitors, market acceptance of products based on new or alternative technologies, or the emergence of new industry standards, could render our existing or future products obsolete, which would materially adversely affect our business, prospects, results of operations and financial condition.

         The emergence of new industry standards might require us to redesign our products. If our products fail to comply with widely adopted industry standards, our customers and potential customers may not purchase our products. This would have a material adverse effect on our business, prospects, results of operations and financial condition.

         Governmental regulations affecting Internet security could affect our revenue. Any additional governmental regulation of imports or exports or failure to obtain required export approval of our encryption technologies could adversely affect our international and domestic sales. The United States and various foreign governments have imposed controls, export license requirements and restrictions on the import or export of some technologies, especially encryption technology. In addition, from time to time governmental agencies have proposed additional regulation of encryption technology, such as requiring the escrow and governmental recovery of private encryption keys. Additional regulation of encryption technology could delay or prevent the acceptance and use of encryption products and public networks for secure communications. This, in turn, could decrease demand for our products and services.

         In addition, some foreign competitors are subject to less stringent controls on exporting their encryption technologies. As a result, they may be able to compete more effectively than we can in the United States and international Internet security market.

         Recently, political attention has resulted in legislative efforts to make the Internet safe for children at schools and other educational institutions receiving federal assistance by linking the receipt of federal funds to the existence of content filtering and security software for such institutions' Internet connections. Some have questioned the constitutionality or other legality of such efforts, but we believe that any government controls or attempts to regulate the Internet could have a material effect on our business. A government requirement of Internet security for schools receiving federal funds would encourage purchases of our products; a court ruling that prohibited such a requirement after the requirement was in place might reduce sales to these market segments.

2.30 THE PURCHASE OF SHARES IN THIS COMPANY WILL BE SUBJECT TO VARIOUS INVESTMENT RISKS

         Because they will own approximately 79.35% of our stock ownership after the offering, our officers, directors and their affiliates will be able to elect the board of directors and control all matters requiring shareholder approval.

         The price of our common stock has been volatile and may continue to experience volatility.

         The trading price of the shares being sold in this offering may fluctuate widely as a result of a number of factors, most of which are outside our control. Some of these factors include:

         o  quarter-to-quarter variations in our operating results;
         o our announcements about the performance of our products and our competitors' announcements about performance of their products; and
         o changes in earnings estimates by, or failure to meet the expectations of, analysts.

         In addition, the stock market has experienced extreme price and volume fluctuations, which have particularly affected the market prices of many technology and computer software companies and which have often been unrelated to the operating performance of these companies.

         Charter and bylaw provisions limit the authority of our shareholders, and therefore minority shareholders may not be able to significantly influence the Company's governance or affairs.

         Our board of directors has the authority to issue shares of preferred stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by shareholders. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock.

         Substantial future sales of our common stock in the public market could cause our stock price to fall. If our shareholders sell substantial amounts of our common stock in the public market following this offering, including shares issued upon the exercise of outstanding options, the trading price of our common stock could fall. Such sales also might make it more difficult for us to raise capital in the future at a time and price that we deem appropriate. Upon completion of this offering, we will have outstanding 36,027,378 shares of common stock.

3.       FORWARD LOOKING STATEMENTS

         This prospectus contains statements that plan for or anticipate the future. Forward-looking statements include statements about the future of the internet industry, the future of our products in that industry, statements about our future plans and strategies, and most other statements not historical in nature. They are based on assumptions that may or may not prove to be accurate and such projected results should not be relied upon as indicative of the actual results that may be obtained by us. No representation or warranty of any kind is given with respect to the accuracy of such projections or the underlying assumptions. Such projections have been prepared by and are the sole responsibility of our management and have not been reviewed or compiled by independent auditors.

         Such statements can be identified by the use of forward-looking terminology such as "may," "will," "expect," "anticipate," "continue," "estimate," or other similar words. These statements discuss future expectations, contain projections of results of operations or of financial condition, or state other "forward-looking" information.

         Examples of forward-looking statements include discussions relating to:

         o  Plans to expand our existing operations.
         o  Plans to enter the international market.
         o  Introductions of new products and services.
         o Estimates of market sizes and addressable markets for our services and products.
         o Anticipated revenues from designated markets during 2000 and later years.
         o  Statements regarding the Year 2000 issue.

         Because forward-looking statements involve future risks and uncertainties, there are factors that could cause actual results to differ materially from those expressed or implied. For example, a few of the uncertainties that could affect the accuracy of forward-looking statements, besides the specific factors identified in Section 2, include:

         o  Changes in our business strategies
         o  Changes in the level of demand for our products
         o  Technical developments which make our products obsolete
         o Changes in general economic and business conditions affecting the internet industry

4. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

4.1      OVERVIEW

         The following is a discussion of certain factors affecting our results for the past three fiscal years ending December 31, 1999 and for the nine month periods ended September 30, 2000 and 1999 and our liquidity and capital resources. We are a provider of easy-to-use, reliable and affordable shared Internet access solutions for the home and small office market. Our ISB family of products allows multiple users in an office or home environment (or comparable arrangement) to share the same Internet connection simultaneously while optimizing each user's access speed, and providing a secure firewall. Our ISB product family is a flexible and scalable platform that provides firmware-based routing and functionality to deliver Internet-enabled applications and services. Our products support existing analog phone lines, as well as ISDN and emerging access technologies such as xDSL and cable modems. Our products enable multiple users to securely access the Internet simultaneously with complete firewall security.

         We earn revenue primarily from product sales to ISPs, value-added resellers and telephone companies, which in turn resell or provide a premium service to their customers seeking shared internet access and security. Our product sales prices range from $129 to $599 depending upon the type of product each customer selects. Customers generally pay us directly on a 30 day delayed basis for these products. From time to time we have also generated revenue from the sale of traditional networking products.

         Our costs and expenses primarily fall into the following categories:

         o  Cost of Contract Manufacturing;
         o  Sales and Marketing;
         o  General and Administrative;
         o  Amortization and Depreciation; and
         o  Research and Development.

         We expect these expenses to increase over time to support our growing customer base. Our operating expenses also include employee salaries and benefits, equipment costs, office rent and utilities and customer service and technical support costs. We expect customer service and support expenses to increase over time to support new and existing subscribers.

         Our sales and marketing expenses to date have been minimal due to the start of our operations. We expect those expenses to increase as we implement our business plan in the coming year. We anticipate those expenses to include advertising and commissions and bonuses paid to our sales and marketing personnel. We also anticipate hiring additional sales and marketing personnel to assist us in our rapid growth plans.

         We plan to look at certain employment agreements currently in place to determine the need, if any for modification. We have implemented our employee stock compensation/option plan that will attract new employees, retain current employees, and will not be disproportionate to our income from operations.

         Our general and administrative expenses consist primarily of administrative staff and related benefits. We expect our general and administrative costs to increase to support our growth.

         Our depreciation expense primarily relates to our equipment and is based on the estimated useful lives of the assets ranging from three to five years using the straight-line method for the equipment. Depreciation expense is expected to increase as we place in service equipment already purchased and as we acquire additional equipment to support our intended growth.

4.2      REVERSE SPLIT

         Unless otherwise stated, all share and per share information contained in this prospectus gives retroactive effect to a 1-for-250 reverse split of all outstanding shares of our common stock.

4.3      RESULTS OF OPERATIONS

         The discussion of our historical results set forth below addresses our historical results of operations and annual conditions as shown on our Financial Statements for the fiscal year ended December 31, 1999, as compared to the fiscal year ended December 31, 1998 and for the nine month periods ended September 30, 2000 and 1999. However, this information is not necessarily indicative of our operating results since we had no significant operations until November 17, 1999, when we acquired Nexland Inc. (Florida) in a reverse acquisition merger, and began our Internet related operations. Furthermore, for comparison purposes, the information for the predecessor companies, Nexland LP and Nexland, Inc. (Florida) for 1998 and part of 1999 are included in the comparable numbers.

         For Years Ending December 31, 1999 and 1998:

         (1) REVENUES. For the years ended December 31, 1999, we had $263,338 in revenues consisting primarily of product sales. During 1998, the Company and its predecessors recognized no revenues and were still developing their products and market. The increase in customer revenues is primarily due to long sales cycle and the Company will be adding additional sales positions to continue the expansion of sales.

         (2) EXPENSES AND NET LOSS FROM OPERATIONS. Cost of product sales for the year ended December 31, 1999 was $129,311. Actual product sales did not begin until January 1999, so there are no comparable costs of product for 1998.

         Advertising expenses for the year ending December 31, 1999 were $10,364 which compares to $3,354 for the same period in 1998. The increase represents the additional advertising to promote sales in 1999.

         Salary expense increased to $100,294.00 from $17,091 as compared to the year ended December 31, 1999 to the year ended December 31, 1998. The increase was due to increased activities of the Company.

         General and administrative expenses consist primarily of office and equipment, rent, costs associated with operating our offices, such as telephones, utilities and supplies, insurance and professional fees, such as legal, accounting and consulting. These expenses increased to $143,669 for the year ended December 31, 1999 as compared to $75,729 for the year ended December 31, 1998, primarily as a result of our start-up activities and beginning minimal operations.

         Depreciation for the year ended December 31, 1999 increased to $1,716 from $1,528 for the year ended December 31, 1998. The increase was due to our placing in service equipment during the year ended 1999.

         (3) INTEREST EXPENSE. For the year ended December 31, 1999, interest expense increased to $9,327 from $2,200 for the year ended December 31, 1998 due to the accrual of interest on the note payable to stockholder.

         (4) INCOME FROM OPERATIONS. These activities resulted in a net loss for the year ended December 31, 1999 of $25,108 for Nexland, Inc. and $106,235 for the predecessor Nexland LP. The total net loss for the year ended December 31, 1999 of the combined entities is $131,343.

         For the Nine Months Ending September 30, 2000 and 1999:

         (1) SALES: During the three and nine month period ended September 30, 2000, sales increased substantially from the comparable period in 1999. These increases in sales were attributed to the Company's expansion and the increased marketability of its product. The operations of the Company's Canadian subsidiary began in September 2000 and were not significant during the three months ended September 30, 2000.

         (2) COST OF SALES: Cost of sales increased consistent with the increases in sales. The gross profit improved as a result of the Company being able to better manage its manufacturing costs due to economies of scale for its internet sharing devices. The Company began to market its product during the later part of 1999.

         The operations of the Company's Canadian subsidiary began in September 2000 and were not significant during the three months of September 30, 2000

         (3) SELLING, GENERAL AND ADMINISTRATIVE EXPENSES: Selling, general and administrative expenses increased in the three and nine months period ended September 30, 2000 over the comparable period in 1999. The increases of $1,173,923 for the nine months ended September 30, 2000 over the comparable period in 1999 are primarily attributable to increases in personnel ($226,000) and increases in professional and consulting costs. ($442,000), increases in rent ($46,000) and a penalty ($240,000) as a result of the Company's late filing of its Form S-1.

         (4) Expense in connection with issuance of common stock increased by $1,229,165 during the nine month period ended September 30,2000, as compared to the same period in the prior year. The increase was directly related to amortization of unearned compensation ($104,165) and severance charge recorded ($1,125,000), related to resignation of the Company's Chief Executive Officer.

         (5) The operations of the Company's Canadian subsidiary began in September 2000 and were not significant during the three months ended September 30, 2000.

              Interest Expense: Interest expenses for the three and nine month period ended September 30,2000 increased by $5,400 and $16,472 respectively. These increases pertain to interest accrued on the notes payable-related parties

         (6) INCOME FROM OPERATIONS. These activities resulted in a net loss for the nine months ended September 30, 2000, of $2,066,512 for Nexland, Inc.

4.4      GOING CONCERN

         The accompanying financial statements have been prepared assuming we will continue as a going concern. This basis of accounting contemplates the recovery of our assets and the satisfaction of our liabilities in the normal course of operation. Ultimate ability to attain profitable operations is dependent upon obtaining additional financing adequate to complete marketing and promotional activities, and to achieve a level of sales adequate to support our cost structure. Through September 30, 2000, we have incurred losses totaling $2,066,512, all of which raise substantial doubt about our ability to continue as a going concern.

         As previously reported in Form 10-KA for the year ended December 31, 1999, we needed to increase the sales of our product and raise additional capital to continue operations. We believe that significant resources will be available from private and public sources in 2000 to continue the marketing of internet sharing devices. We have established plans designed to increase the sales of our products. We intend to seek new capital from new equity securities offerings that will provide funds needed to increase liquidity, fund internal growth and fully implement our business plan. We have no commitment for any additional capital and no assurances can be given that we will be successful in raising any new capital. Our inability to increase our sales and to raise new capital will have a material adverse effect on our ability to continue operations and financial condition and on our ability to continue as a going concern. See "Management's Plan of Operations and Discussion and Analysis - Liquidity and Capital Resources."

4.5      LIQUIDITY AND CAPITAL RESOURCES.

         (A) SOURCES OF CASH

         During the nine months period ended September 30, 2000, the net cash used by the Company in operating activities aggregated $194,215. This was largely attributable to increased operating expenses, purchases of inventory, deposits and offset by increases in accounts payable. The Company's net cash provided by financing activities aggregated $304,844 during the nine months ended September 30, 2000, consisting of proceeds from exercise of options and warrants and issuance of common stock.

         Since inception, the Company has relied principally upon the proceeds of private equity financings/loans to fund its working capital requirements and capital expenditures.

         The Company estimates that it will expend approximately $3,000,000 on new products, increasing its sales force and additional research and development. In addition, present operating costs are approximately $70,000 per month and are expected to increase to approximately $250,000 per month by the first quarter of 2001.

         The Company must obtain additional capital in order to increase marketing and sales efforts. The Company intends to raise additional capital through the exercise of the Class A and Class B Warrants for shares of Common Stock, loans, and/or to enter into arrangements for such purposes with third parties. There is no assurance that the Company will be able to raise such additional capital or that, if available, the terms of such financing will be commercially acceptable to the Company. The Company has no significant operating history.

         Since our inception, we have relied principally upon the proceeds of private equity financings/loans to fund our working capital requirements and capital expenditures. We have generated only minimal revenues from operations to date.

         Although we cannot accurately predict the precise timing of our future capital requirements, we estimate that we will need to expend approximately $3,000,000 on new product(s), increasing our sales force and additional research and development. In addition, our present operating costs are approximately $100,000 per month and we expect to have operating costs of approximately $200,000 per month by the first quarter of 2001.

         Upon organization, Windstar sold 1,992,000 shares of our Common Stock to nineteen persons and two corporations for $44,450 in cash and property. The cash has been used for organizational matters and initial start-up.

         If we are unable to obtain necessary additional capital, we may be required to change our proposed business plan and decrease our planned operations, which would have a material adverse effect upon our business, financial condition, or results of operations.

         As part of the employment agreement dated November 11, 1997, we sold Fred R. Schmid, pursuant to a Stock Purchase Agreement, 540,000 shares of Common Stock at a purchase price of $10,000, which has been paid to us. The agreement also provides an option for the purchase of 160,000 shares at an exercise price of $2.50 per share and 160,000 shares at $5.00 per share for a period of ten years. On July 29, 1998, the $2.50 option price was reduced to conform to the offer made to the Class A warrant holders to $1.00 per share to reduce the exercise price for a specific time period.

         On August 8 and 18, 2000, respectively, we called the Class A and Class B Warrants. Thereafter, on September 7, 2000, we rescinded the call of the Class A and B Warrants and extended the time period for the reduced exercise price to December 31, 2000 for Class A Warrants and August 15, 2001 for the Class B Warrants.

         We must obtain additional capital in order to fully develop our business plan. We intend to raise additional capital through the private placement, loans, and to enter into arrangements for such purposes with third parties. There is no assurance that we will be able to raise such additional capital or that, if available, the terms of such financing will be commercially acceptable to us. We have no significant operating history.

         The foregoing reflects the 1 for 250 share reverse stock split that took place on April 15, 1998.

         (B) CAPITAL EXPENDITURES. Our net capital additions were $225 in 1999, for computer equipment. During the nine months ended September 30, 2000, our net capital additions were $26,375.

5.       OUR BUSINESS

5.1      GENERAL

         We design and develop easy-to-use, reliable and affordable shared Internet access solutions for the office and home markets and similar arrangements. Our product family allows multiple users on a local area network
(LAN) in an office to share the same Internet connection simultaneously while optimizing each user's access speed and providing firewall security. Our ISB product family is a flexible and scalable platform that provides firmware-based routing functionality to deliver Internet-enabled applications and services. Our products support existing analog phone lines, as well as ISDN and emerging access technologies such as xDSL, cable modems and wireless connections. Our products enable multiple users to safely and securely access the Internet simultaneously through either regular phone lines, analog modems, or highspeed digital connections. Our products also support VPNs, the passthrough of VPN protocols(IPSec, L2TP and PPTP). We primarily market and sell our products through North American and, to a limited degree, in South American, based ISPs, value-added resellers, and Telcos, with some minor sales to direct end-users. As of year-end 1999, we had relationships with over 100 customers, while as of December 2000, we had relationships with 1350 customers.

5.2      EXPLANATION AND BACKGROUND OF THE INTERNET

         The Internet is a global collection of interconnected computer networks that allows commercial organizations, educational institutions, government agencies, and individuals to communicate electronically, access and share information, and conduct business. As businesses have begun to use e-mail, file transfer and area networks, commercial usage has become a major component of Internet traffic.

         In the mid-1990s, Internet service providers began to offer access, e-mail, customized content and other specialized services, and products aimed at allowing both commercial and residential customers to obtain information from, transmit information to, and use resources available on the Internet.

         The emergence of the Web, the graphical, multimedia environment of the Internet, has resulted in the development of the Internet as a new mass communication medium. The Internet has experienced rapid growth in recent years as evidenced by the volume of Internet traffic and the numbers of Internet users, Web sites and Internet-based applications and a proliferation of Internet-based services, including:

         o  chat rooms;
         o  online magazines;
         o  news feeds;
         o  interactive games;
         o  educational and entertainment information;
         o  development of online communities; and
         o  Virtual Private Networking.

         This rapid growth is expected to continue as businesses increasingly use the Internet to access and share information and to interact with a large number of geographically dispersed consumers and business partners. Furthermore, an Internet-based economy is emerging as businesses continue to use the Internet to sell products and services, implement electronic commerce initiatives and utilize new generations of Internet-enabled business applications.

         Participation in this emerging Internet-based economy and realization of the benefits and efficiencies facilitated by new Internet-enabled business applications are becoming increasingly important for the office market as well as the internet service providers and telephone companies which provide Internet service to them. The office market includes small businesses, home offices and remote offices. The Internet allows businesses to communicate more effectively with their suppliers and customers and to access and share critical business information both internally and with their business partners. Overall, the Internet and the business applications enabled by the Internet present tremendous opportunities for offices to improve business communications, collaborate with partners and suppliers, perform important business processes online and realize cost and operational efficiencies that will position them to compete more effectively with organizations that have greater resources and market presence. For example, of the 87.4 million devices estimated by International Data Corporation, or IDC, a market research organization, to have Internet access in 1998, approximately 60% were used by small businesses and home offices. IDC estimates that the proportion of small businesses, those with less than 100 people, accessing the Internet in the United States will increase from approximately 50% in 1998 to approximately 65% by 2001, to a total of 4.7 million businesses.

         Today's large business enterprise is characterized by many branch offices, mobile workers, and telecommuters, all of whom connect electronically to the corporate office and each other. Because of the confidential nature of business data, these connections must be secure. Virtual private networks provide secure Internet connections between the business enterprise and dispersed employees and business partners. Communicating using virtual private networks offers significant cost savings over alternative solutions such as private leased line or frame relay networks. TeleChoice, a market researcher, estimates that virtual private networks can cut telecommunication costs by as much as 90% over private leased line networks, and for this reason, their use is expected to grow rapidly. Infonetics Research projects worldwide expenditures on virtual private networks will grow by 100% per year through 2001, when they are expected to reach $11.9 billion.

         The Internet also has become a vital tool of information access and communication for schools and libraries. According to the National Center for Education Statistics, there were over 96,000 K-12 public schools and libraries in the United States in 1998, of which 89% of schools and 35% of libraries were connected to the Internet. The growth in Internet connectivity in this market, combined with the proliferation of objectionable Web sites, has created a need for Internet security products that include content filtering capabilities.

         (A) INTERNET ACCESS TECHNOLOGIES FACILITATE NEW APPLICATIONS. Analog dial-up modems currently represent the most widely utilized method of accessing the Internet. While many markets worldwide will continue to depend on analog Internet access technologies, new high-speed and high-bandwidth Internet access technologies such as xDSL and cable modems have emerged in recent years and can provide access speeds of up to 100 times faster than traditional 28.8 kbps analog modems. In addition, new generations of Internet-based applications, such as business to business e-commerce, sales force automation and enterprise resource planning, or ERP, continue to emerge that require higher bandwidth than is available through dial-up solutions. As xDSL and cable services have become more affordable and widely available, small to medium enterprises, branch offices, and telecommuters are increasingly deploying these technologies as their Internet access solution. IDC estimates that in the United States, the number of small businesses using high-speed access is expected to expand from 380,000 in 1998 to 3.3 million in 2003.

         Likewise, cable modem service providers and equipment manufacturers have experienced significant growth in the number of subscribers and deployments over the past several years. There are approximately currently 350,000 cable modem subscribers in North America and industry analysts such as Forrester Research predict there will be more than 2 million cable modem subscribers during the year 2000. Furthermore, it is predicted by Forrester Research that 25% or 16 million of all online households in the U.S. will have high-speed connectivity to the Internet by 2002 and 3 million xDSL subscribers by 2001.

         (B) IMPORTANCE OF INTERNET SECURITY. Secure access to the Internet is a growing concern for most Internet users. Because broadband technologies, including xDSL and cable, are always connected to the Internet, they present greater security issues than dial-up connections and increase the risk that proprietary data or other sensitive information might be compromised. These types of Internet connections present ongoing security issues for small to medium enterprises, branch offices, and telecommuters and increase the risk that computer hackers, disgruntled employees, contractors or competitors might successfully access proprietary data or other sensitive information. In addition, as more Web-enabled, mission critical business applications are developed and offered by vendors such as Oracle Corp., PeopleSoft Inc., Siebel Systems Inc., and SAP AG, the amount of sensitive data transmitted over the Internet has increased and led organizations to look for high performance, robust solutions to address these security needs.

         (C) THE BROADBAND MARKET - HIGH SPEED ACCESS. At present ISDN is rapidly becoming available to the United States as a method used to transmit more data over existing regular phone lines. ISDN is, in most markets, priced comparably to standard analog phone circuits. It can provide speeds of roughly 128,000 bits per second, although, in practice, most users will be limited to 56,000 or 64,000 bits per second. However, new emerging access technologies offer greater bandwidth and provide much higher access speeds; they enable a variety of new data intensive, multimedia and graphical applications, as well as new integrated voice and high-speed data connectivity services. These broadband markets include:

         o Digital Subscriber Line or xDSL, is a method for moving data over existing copper phone lines, but at a much faster rate than a regular phone connection;
         o Interactive Cable allows for communication across cable infrastructure, cable modems, or cable modem termination centers; also known as headends;
         o Wireless Transmissions are movements of packets of information over airwaves;
         o Fiber to the Curb exists when fiber optic cable supports an alternative broadband access; and
         o Future technology will include high speed access based on light and photonics that offer nearly unlimited bandwidth capacity.

         As these access technologies become more affordable and widely available, they will present increasingly attractive alternatives for satisfying the Internet access requirements of offices. Because of our ethernet to ethernet interface, all of the aforementioned broadband options can be securely routed and shared through our family of products.

         In addition, the office environment will experience an even greater need to access the Internet via these emerging technologies as new generations of business applications emerge that larger competitors can already access through relatively expensive dedicated high-speed leased lines. Furthermore, the higher cost of xDSL and cable modem access technologies relative to analog technologies will increase the need of offices for shared Internet access solutions that enable total implementation costs to be allocated across a greater number of users.

         (D)TODAY'S SMALL BUSINESS OFFICE INTERNET ACCESS ENVIRONMENT. Access Media International estimates that in 1998 there were approximately 85 million small businesses worldwide with fewer than 100 employees that could afford and benefit from information technology solutions, including approximately 7.2 million small businesses in the United States alone. IDC estimates that the percentage of small businesses with access to the Internet increased from approximately 26% in 1997 to approximately 50% in 1998 and is projected to increase to approximately 65% by 2001. Worldwide, there is an increasing demand for Broadband access services. The Internet is becoming increasingly popular to consumers for conducting business and

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



personal pursuits. Consequently, those same consumers are seeking high-speed, low-cost solutions, enabling them to benefit from the advances in data transfer speed. IDC predicted that by the end of 1999, one in three U.S. households would be online. And businesses have even greater requirements for high-speed access in order to implement electronic commerce and/or web-based business initiatives.

         Despite the large size of the small office market and increasing demand for viable Internet access solutions, most networking and personal computing vendors have tailored their product offerings and Internet access solutions for either the large corporate market or the consumer market.

         As a result, there are limited shared Internet access solutions designed to accommodate the specific needs of the small office market. Small office Internet access requirements include the following:

         o SHARED ACCESS. Many small offices have addressed the Internet access problem by installing a single dedicated computer that is connected to the Internet via a modem, an analog phone line, and a single Internet service account shared by all users in the office. This approach is inefficient in that it requires users to wait in line until the Internet terminal becomes available. In addition, productivity is often reduced since many users fail to utilize the Internet because it is not conveniently accessible from their individual workplaces. As an alternative, some small offices have added additional modems, analog phone lines and Internet service accounts for each employee requiring Internet access. However, maintaining separate Internet connections for each user is costly and difficult to manage. Moreover, neither of these solutions enable shared Internet access among multiple users, which is critical to achieving cost efficiencies and benefitting from the information sharing, communications and operational advantages offered by the Internet and Internet-enabled business applications.

         o EASE OF INSTALLATION AND USE. Most small offices lack in-house information technology personnel as well as sufficient resources to hire outside system integration consultants to implement and maintain complex Internet access solutions. Therefore, small offices require Internet access solutions that are easy to install, use, maintain and upgrade.

         o AFFORDABILITY. Small offices are often subject to tight budgetary constraints. Therefore, the server-based and router-based local area networking solutions that have been widely adopted by larger organizations to accommodate shared access often are prohibitively expensive for small offices.

         o SCALABILITY AND COMPATIBILITY. Small offices need Internet access solutions that accommodate their current requirements and can be scaled to accommodate additional

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


            users as their businesses grow. In addition, small offices seek solutions that meet these needs without having to replace existing systems, invest significant capital in upgrades or employ in-house information technology personnel. Further, most small offices have already made significant investments in computer hardware, modems, and software, and in many cases utilize widely available analog access technologies. As a result, small offices require Internet access solutions that are compatible with existing hardware and software and flexible enough to support analog access technologies, as well as ISDN and emerging high-speed access technologies such as xDSL and cable modems.

         o PLATFORM FOR NEW APPLICATIONS AND SERVICES. Small offices also seek Internet access solutions that serve as a platform for the deployment of new applications and services enabled by the Internet and the emergence of high-speed access technologies.

         (E) THE SMALL OFFICE MARKET OPPORTUNITY FOR SHARED INTERNET ACCESS SOLUTIONS. Access Media International estimates that the number of small businesses in the United States using shared Internet access will grow from 400,000 in 1998 to 1.3 million by the year 2000, representing a three year annual compound growth rate of 80%. However, affordable shared Internet access products currently offered by networking equipment and software vendors typically lack the flexibility and features required by most small offices. As a result, a significant portion of the small office market has been unable to realize the business benefits of the Internet and fully participate in the emerging Internet-based economy. As the Internet grows, electronic commerce initiatives are adopted, and new applications facilitated by emerging high-speed access technologies are introduced, the inability of small offices to effectively access the Internet will become an increasingly significant competitive disadvantage. In order to more fully participate in the evolving uses of the Internet, the small office market requires easy-to-use, affordable and scalable products that enable shared Internet access by multiple users and support a full range of existing and emerging Internet-enabled applications and services.

5.3      RECENT  DEVELOPMENTS

              In addition to its business as a designer and developer of Internet Sharing Boxes, the Company is establishing itself as an out source developer for several Fortune 500 companies. In developing this arm of its business, we are designing our products to meet criteria as desired by our customers.

         All of Nexland's new range ISBs provide an automatic analog backup to broadband technology which is susceptible to being interrupted on a frequent basis. Nexland's ISB product line cures the problem by incorporating an automatic switch between analog and broadband, allowing for continual Internet access.

         Nexland's VPN allows information to be securely transported over the Internet. VPN is analogous to a private lane on a highway. Typically, the security is provided by the encryption of

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

the transported information. If the equipment containing the encrypting materials is stolen, security is breached. Nexland's product does not perform the encryption, it simply allows encrypted materials to be passed through its devices while maintaining a secure firewall at the remote location.

5.4      THE BENEFITS OUR PRODUCTS ARE DESIGNED TO PROVIDE

         Our products provide an easy-to-use, reliable and affordable shared Internet access solution. Our solution allows multiple users in an office, workplace or home to share the same Internet connection simultaneously while optimizing each user's access speed. Further, our products are designed to overcome the limitations of existing Internet access solutions by offering a flexible and scalable platform for firmware-based routing functionality and firewall security to deliver Internet-enabled applications and services.

         Our products interoperate with Analog modems (28.8K, 33.6K, 56K), and emerging high-speed technologies such as digital modems including ISDN, xDSL and Cable or Wireless connections, and are plug and play (meaning the user simply connects the modem to an ISB box, the ISB box to the network hub, and everyone has secure shared access). In addition, our products extend the benefits of analog technology by enabling multiple users to access the Internet simultaneously through regular phone lines and DSL modems at up to 30 times the access speed of a single analog connection. In more detail, our products offer the following key benefits:

         o EFFICIENT SHARED INTERNET ACCESS. The ISB product family enables the entire office to share information, use e-mail, and access the Internet independent of the access technology utilized. Multiple users in an office can share a single Internet connection and ISP account. In addition, users are able to connect simultaneously to a remote office LAN and the Internet.

         o EASE OF INSTALLATION AND USE. We deliver a plug-and-play shared Internet access solution. To facilitate easy installation, the ISB package contains step-by-step installation instructions and easy-to-follow diagrams and illustrations for a variety of network environments. Users can determine whether their computers are appropriately configured to connect to the product. Our integrated firmware provides a single screen configuration to connect the entire office to the Internet. Our products work within most existing environments and operating systems, such as Windows, Macintosh, or UNIX, and are compatible with most network architectures and all major Internet access technologies.

         o HIGH-SPEED ACCESS. Our product family supports all major Internet access technologies used by offices, including analog, ISDN, xDSL, and cable modems. Our routing software allows multiple users to connect simultaneously to the Internet and allocates bandwidth among active users to optimize each user's access speed. In addition, our products aggregate the bandwidth of multiple analog or

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



            ISDN lines to create access speeds that are up to 30 times the access speed of a single analog or ISDN connection.

         o LOW COST OF OWNERSHIP. The ISB product family is designed to minimize installation, maintenance, and Internet access expenditures by enabling users in offices to share a single Internet connection and ISP account. In addition, the ease of installation and use of the ISB product family enables small offices to avoid hiring in-house information technology personnel that would be otherwise required to implement and maintain an effective Internet access solution.

         o SCALABILITY AND COMPATIBILITY. The ISB product family is designed to accommodate additional users easily and to be compatible with most widely-used computers, software, modems, and terminal adapters. This broad compatibility enables most offices to leverage prior technology investments by utilizing our products with hardware and software that has already been installed.

         o PLATFORM FOR NEW APPLICATIONS AND SERVICES. We have designed the ISB product family to facilitate effective delivery of value-added Internet-enabled applications and services such as fax and voice over Internet, virtual private networking, remote dial-in, and advanced security features. Our product line architecture allows software-based applications to be easily downloaded and implemented. It also provides us a platform to deliver new Internet-enabled applications and services to our customers.

         o FIREWALL PROTECTION. Our ISB products provide firewall security among shared users.

         o VPN. This name usually refers to a network in which some of the parts are connected using the public Internet, but the data is transmitted in encrypted form, thus making the network "virtually private." This function is supported by our ISB2LAN product.

5.5      A DESCRIPTION OF OUR PRODUCTS

         Our primary product line is the ISB series. The ISB products include the ISB100e as well as the ISB2LAN Cable/xDSL and ISB2LAN-H4 Internet Sharing Box. The ISB products are cost-effective network adapters that allow everyone on an Ethernet LAN, to share Internet access at the same time using only one modem, one phone line or cable connection, and one Internet Access Account. In addition, the ISB series of products act as a "natural firewall," providing network security. The ISB products are platform independent and are compatible with personal computers or PC, Macintosh, UNIX, NT, Linux computers or any computer that uses a TCP/IP

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



browser interface. Retail priced from $129 to $599, the ISB line of products provides a simple and cost-effective hardware solution for connecting multiple personal computers to the Internet.

         From the simple single port ISB100e, to the more advanced four port ISB2LAN-H4 and powerful cable/xDSL supporting ISB2LAN, we have an ISB for every application: from the home with three or four personal computers to the office with up to 250 personal computers. The Internet connection utilized by the customer determines the choice of the product.

         The ISB products fill a unique niche in the networking marketplace. While they can act as routers, the ISB products are less expensive and provide many additional features, including firewall and VPN security, specifically IPSec pass-through that are not available in a stand alone router.

         While the ISB products can provide the same functionality as a proxy server, our ISB products are much easier to install and configure and do not require any client software, as a proxy server does. The ISB2LAN, is a plug and play product that can be installed on a network in a matter of a few minutes.

         All of the ISB products allow simultaneous and independent Internet access for all users on a network, as well as natural firewall protection to prevent any unwanted access to the local network.

         o ISB100E -- One serial port connection for use with any external analog or ISDN modem up to a maximum transfer rate of 230k. Expanded features include modem sharing, fax sharing, and remote access capability and VPN pass-through functionality.

         o ISB2LAN -- Designed specifically for shared Internet access, the ISB2LAN features "plug and play" installation and configuration. The ISB2LAN connects to a cable or xDSL modem through an Ethernet connection to accommodate high-speed data transmission. The maximum transfer rate of the ISB2LAN is 2.5mb. The ISB2LAN supports PPPoE, remote configuration, and provides VPN functionality.

         o ISB2LAN-H4--Same product as the ISB2LAN except with an integrated 4 port hub



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5.6      BACKGROUND OF THE COMPANY

         We were incorporated as an Arizona company on March 22, 1995. We were formed to engage in the business of identification, acquisition, exploration and, if warranted, development of mineral properties and the production of minerals therefrom. However, as WindStar Resources, we never owned an operating mine and, prior to the Nexland Fla. acquisition, had no other revenue-producing mining activities. Since our merger with Nexland Fla., we have become a designer, developer and supplier of Internet sharing devices, Internet firewall devices and networking products and have shed all connection with the mining business.

         Upon our organization in 1995, we sold an aggregate of 498,000,000 of our Common Stock to nineteen (19) persons and two (2) corporations for an average price of $0.0223 per share or an aggregate of $44,450 in cash and mining claims (later reduced to 1,992,000 based upon a subsequent reverse stock split in April 1998, of 1 for 250). Additional mining claims were transferred to the Company on June 30, 1995 in exchange for 1,240,000 post-split common shares and were valued at the transferor's cost of $13,000.

         On August 16, 1996, we registered 1,600,000 post split Units which had previously been issued in exchange for certain additional mining claims. Each Unit consisted of one share of common stock, one "Class A Warrant" and one "Class B Warrant." On June 19, 1998, we registered through a post-effective registration statement, the 3,200,000 shares of Common Stock underlying our Class "A" and Class "B" Warrants. Each A Warrant and each B Warrant entitled the holder to purchase one share of Common Stock at $2.50 per share; and at $5.00 per share, respectively; on or before August 15, 2001. The warrants are redeemable at any time upon the Company giving thirty days written notice to the holder thereof at redemption price of $0.0025 per warrant.

         On July 29, 1998, we reduced the exercise price for the Class A Warrant holders for a specific time period. Presently, the exercise price is at $1.00 until December 31, 2000, at which time it returns to $2.50 per share. To date, $48,001 has been raised from the exercise of 49,601 Warrants. Funds will continue to be raised through the exercise of the Class A and Class B Warrants. There is no assurance that the Warrants will be exercised, nor that we will realize any additional funding from this transaction.

         On April 15, 1998, our shareholders approved, among other things, a 1 for 250 share reverse stock split; and, a change in the authorized capital from 3,000,000,000 shares of Common Stock, $0.00001 par value per share to 50,000,000 shares of Common Stock, $0.0001 par value, and from 400,000,000 shares of Preferred Stock $0.00001 par value per share to 10,000,000 shares of Preferred stock, $0.0001 par value per share. There are currently 36,027,378 shares of Common Stock outstanding. No Preferred Stock has been issued.

         Nexland Fla., was incorporated in Florida on December 4, 1994, but remained dormant until November 17, 1999, when it was acquired by Windstar in a reverse acquisition. Nexland LP was formed as a Florida limited partnership, on September 25, 1997, and was the operating company until November 15, 1999, when it assigned all its partnership assets, which included the

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



ISB product line, to Nexland Fla. From 1997 through 1999, Nexland LP's operating activities were related primarily to developing, prototyping and testing its first ISB product, staffing administrative, sales and marketing and operations organizations, and establishing relationships with resellers, ISPs and Telcos for the sales of its products. In mid-1999, Nexland LP commenced shipments of its ISB family of products. In addition to the ISB product line, our products include hubs, routers, mini transceivers, communication servers, Ethernet cards and Internet adapters.

         Nexland Fla. became a public company as a result of being acquired in a "reverse acquisition" with Windstar in November 1999. The shareholders of Nexland Inc. retain approximately 79.35 percentage of the merged company. We trade on the OTC Bulletin Board market under the symbol "XLND." Our corporate offices are in Miami, Florida. On August 30, 2000, the Company changed its state of incorporation from Arizona to Delaware.

5.7      BUSINESS STRATEGY

         Our intent is to become a leading provider of Internet sharing and firewall security devices in the high-speed broadband arena. We will accomplish our mission by completing the following tasks:

         o  Continuing to interoperate with other high-speed backbone providers.
         o We believe that the Internet access solutions currently offered by most personal computing and networking vendors continue to be relatively expensive, technically complex and generally unable to satisfy the unique requirements of the office market. Therefore, we believe the opportunity in the office market is significant and we intend to continue to focus our product development efforts, distribution strategies and support services to satisfy the specific requirements of the office market.
         o Internet-enabled business applications and services. We believe that in order to remain competitive, offices will experience an increasing need to access the Internet.
         o Continuing to integrate emerging access technologies into our products. Our products are designed to support all currently known major Internet access technologies used by consumers, including analog, ISDN, xDSL and cable and wireless modems. We believe our strategy of developing products that are access technology independent will enable our installed and future customer base to benefit from the deployment of emerging broadband technologies. Further, we believe emerging broadband technologies will increase the demand in offices for shared Internet access solutions. Therefore, we intend to support the commercialization of new broadband technologies in the design of our product offerings and by pursuing partnering relationships with broadband technology

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



            providers while continuing to penetrate the existing market for our analog-based products.

         o Develop Strategic Alliances. In order to be apprized of industry trends, to be compatible with all emerging technologies, and to be recognized as a technologically savvy company, we have aligned ourselves with various industry leaders including Redback Networks, Copper Mountain Networks, and MasTec.

         o We are also developing our presence in the out source manufacturing arena. Currently we are in the process of developing products for five Fortune 500 companies.

5.8      SALES AND MARKETING OVERVIEW

         Because of our limited working capital, we have not had the resources to fully implement a marketing and sales force. In order to increase our revenues, we will have to develop a marketing and sales force with technical expertise and marketing capability. We intend the sales staff to be employed both on an independent contractor basis and as in-house employees.

         The market for our products is rapidly evolving. In developing our sales and marketing strategies we are focused on attracting users for our ISB network products. We believe that the principal competitive factors for companies seeking to use our type of products are facility and flexibility of use, reliability, low cost, quality customer service, and demographic focus.

         Our marketing and sales director is developing our customer base through an active sales and marketing campaign, primarily centered on building relationships with ISP's and Telcos. At present, we are concentrating our efforts particularly in the United States and Canada, but anticipate expanding geographically to Latin America.

          Our focus will be the following:

         o INCREASE OUR ISPS AND TELCO RELATIONSHIPS. Unlike many of our competitors, who are targeting distributors and retailers, our strategy is to target ISPs and Telephone Companies. We believe they can target our ultimate consumer, the office and home users, far more efficiently and less expensively than we can through direct marketing or through the use of value added resellers and distributors.

         o BECOME THE RECOMMENDED PRODUCT. We believe we can become the "recommended" product among ISPs and telephone companies. Our brand name in the ISP and Telco markets is identified with easy-to-use, inexpensive, affordable, and flexible innovative shared Internet access solutions.

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         (A) SALES STRATEGY

         We rely primarily on direct sales to generate new customers and to maintain relationships with existing customers. At present, we have six sales representatives. We intend to hire regional sales engineers. As our capacity and operations grow we will be hiring a Vice-President of Marketing and Sales to build a quality in-house direct sales force.

         (B)  MARKETING STRATEGY

         We plan to utilize a variety of marketing techniques to generate awareness and inquiries.

         o MAGAZINE/PROFESSIONAL JOURNAL/NEWSPAPER ADVERTISEMENT. We plan to advertise in major telecommunications and Internet magazines throughout the country using postcard inserts and other mail-in techniques to foster inquiries and to solicit sales.

         o TRADE SHOWS. Trade shows are a critical component for generating awareness because of their popularity among Internet users. Thousands of enthusiasts who surf the Net attend trade shows each year, as well as vendors and product manufacturers. We plan to participate in several annual local shows and events, as well as national shows starting in fiscal year 2000. We estimate that the cost of exhibiting at a national trade show ranges from $75,000 to $150,000 and the cost of exhibiting at a local trade show is between $25,000 and 50,000.

         o WEBSITE. We have a website (WWW.NEXLAND.COM) where information about us and our services can be obtained. Users can also e-mail a request for contact by one of our sales representatives at SALES@NEXLAND.COM. Interested parties can also call a toll-free number (888-NEX-5264)and request informational literature to be sent to them.

         o COOPERATIVE ADVERTISING. We intend to offer customers a rebate program for advertising our products in their desired medium

         o WEBSITE BANNER ADVERTISING. We currently advertise on selected websites.

         (C) EXPANSION STRATEGY

         Our expansion strategy primarily consists of the following steps:

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



         o INTRODUCE NEW PRODUCTS AND SERVICES. Our objective is to eventually become a leading provider of secured shared Internet access. We realize that in order to do so, we must be innovative in our product design and capabilities and must continually develop new collaborative management services. In addition, we will establish strategic relationships with leading technology developers and distribution alliances with system integrators, system vendors, consulting companies and ISPs.

         o EXPAND THROUGH ACQUISITION. We operate in a highly fragmented segment of the Internet. This environment provides opportunities for a company of our size and capabilities to acquire similar smaller firms providing complementary services. Acquisition is a popular mechanism for building a diverse customer base through purchase, a grass-roots approach, which entails a large increase in overhead.

5.9      COMPETITION

         In General. As with all markets growing at double-digit rates, competition for these potential revenues are numerous and formidable. We compete in several different markets, each having its own growth potential, expectations, customer base, and competitors. Some of these competitors may be affiliated with major international players and, as a result, are well financed and may present a formidable challenge. We compete on the basis of certain factors, including product features, time-to-market, ease of use, product, performance, product quality, user scalability, customer support and price. We cannot be certain that we will be able to compete with significant pricing pressure by our competitors.

         Our current and potential competitors offer a variety of competitive products, including shared Internet access devices such as the products offered by Linksys, RAMP Networks, Netopia and 3Com, and networking equipment such as routers and switches offered by companies such as Ascend, Cisco, 3Com, Nortel and Intel.

         Many of our competitors are substantially larger than we are and have significantly greater financial, sales and marketing, technical, manufacturing and other resources and more established distribution channels. These competitors may be able to respond more rapidly to new or emerging technologies and changes in customer requirements or devote greater resources to the development, promotion and sale of their products than we can. Furthermore, some of our competitors may make strategic acquisitions or establish cooperative relationships among themselves or with third parties to increase their ability to rapidly gain market share by addressing

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



the needs of our prospective customers. These competitors may enter our existing or future markets with solutions that may be less expensive, provide higher performance or additional features or be introduced earlier than our solutions. Given the market opportunity in the shared Internet access market, we also expect that other companies may enter our market with better products and technologies. If any technology that is competing with ours is more reliable, faster, less expensive or has other advantages over our technology, then the demand for our products and services could decrease, which could seriously harm our business.

         We expect our competitors to continue to improve the performance of their current products and introduce new products or new technologies as industry standards and customer requirements evolve that may supplant or provide lower cost alternatives to our products. Successful new product introductions or enhancements by our competitors could reduce the sales or market acceptance of our products and services, perpetuate intense price competition or make our products obsolete. To be competitive, we must continue to invest significant resources in research and development, sales and marketing, and customer support. We cannot be sure that we will have sufficient resources to make such investments or that we will be able to make the technological advances necessary to be competitive. As a result, we may not be able to compete effectively against our competitors. Our failure to maintain and enhance our competitive position within the market may seriously harm our business. Increased competition is likely to result in price reductions, reduced gross margins, longer sales cycles and loss of market share, any of which would seriously harm our business. We cannot be certain that we will be able to compete successfully against current or future competitors or that competitive pressures will not seriously harm our business.

         Our potential competitors in the ISB market are as follows:

         o  Ramp Networks, Inc.;
         o  Flowpoint;
         o  WebBeedle;
         o  Cayman Systems;
         o  Sonic Wall;
         o  Netopia;
         o  Linksys;
         o  Nortel;
         o  Macsense; and
         o  UMAX.



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         We believe that we have several advantages over these competitors, including:

         o we offer one of the only NAT routers with IPSec VPN pass-through support and have a patent pending on this technology;
         o we enjoy a time-to-market advantage and are therefore well positioned to capture a large percentage of early adopteers, which are generally among the heaviest users;
         o we have established strategic alliances with major technology companies;
         o  we are cost competitive;
         o  our products combine features of various competitors; and
         o  we developed one of the first PPPoE routers.

         NON-COMPETITION. On November 17, 1999, we entered into a Mutual Non-Competition Agreement with Nexland France, which company we have an option to purchase. The terms of the Agreement provide for:

         o  a five year term;
         o  Nexland France shall have exclusive sales rights to Europe;
         o we shall have exclusive sales and marketing rights to the rest of the world; and
         o if either party sells into the other's territory, the sales contracts shall be assigned to the other party, and the assignee shall pay the assignor 20% of the gross value of the contract.

5.10     YEAR 2000

         The "Year 2000" issue concerns the potential exposures related to the automated generation of business and financial misinformation resulting from the application of computer programs which have been written using two digits, rather than four, to define the applicable year of business transactions.

         We established and completed a program during 1999 to ensure that, to the extent reasonably possible, all systems are Year 2000 compliant. To date we have not have had any problems associated with Y2K.

         The Year 2000 Program consisted of:

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



         o Inventory of systems, equipment, software and hardware including those of significant third-party suppliers and customers;
         o  Analysis of the systems to determine compliance or non-compliance;
         o  Remediation and contingency plan development; and
         o  Testing of affected systems.
         o The team designed an aggressive schedule to identify systems requiring compliance upgrades and tested the systems.

         Although there continues to be some uncertainty in the Year 2000 issue, based on the results of our Year 2000 Program and the lack of problems thus far, we currently do not believe that the Year 2000 issue will have a material effect on our internal network, computer systems or operations.

         We have not established contingency plans in case of failure of our internal network and computer systems since we currently believe that such systems are Year 2000 compliant.

         We are dependent on a number of third party product and service providers. We have performed a technical review of significant third party suppliers and customers and, if available, have surveyed the public Year 2000 statements issued by them. Additionally, we have sent inquiries to certain third party suppliers and customers requesting information regarding their vulnerability to Year 2000 issues. Based on our review and inquiry we believe that they have minimum vulnerability to Year 2000 issues. Although we are not presently aware of any third party Year 2000 issues that are likely to result in any disruption of our services, the failure of our third party network service providers to properly correct a Year 2000 problem could result in the interruption or failure of certain normal business activities or operations.

         We have not established contingency plans in case of failure of our third party network service providers since we currently believe that they have minimum vulnerability to Year 2000 issues. A significant Year 2000-related disruption of these network services could cause customers to consider seeking alternate providers or cause a significant burden on customer service and technical support.

5.11     INTELLECTUAL PROPERTY

         We rely and intend to rely on a combination of patent, copyright, trademark and trade secret laws and restrictions on disclosure to protect our intellectual property rights. We have obtained registered trademarks for "Nexland" and "The Internet Sharing Box" with the U.S. Patent and Trademark Office. We have one patent pending relating to technology incorporated in our ISB family of products, consisting of an algorithm that allows the VPN IPSec encrypted protocol to pass through our NAT routers, thus securing the communication from unintended third parties. In addition, we design and implement proprietary coded "firmware" which is designed to make the ISB products function.

         We cannot assure you that others will not independently develop similar or competing technology. We also intend to enter into confidentiality agreements with our employees and consultants, and control access to and distribution of our documentation and other proprietary information. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use our products or technology. We cannot assure you that these precautions will prevent misappropriation or infringement of our intellectual property. Monitoring unauthorized use of our products is difficult, and we cannot assure you that the steps we have taken will prevent misappropriation of our technology, particularly in foreign countries where the laws may not protect our proprietary rights as fully as in the United States.

         Our industry is characterized by the existence of a large number of patents and frequent claims and related litigation regarding patent and other intellectual property rights. In particular, leading companies in the data communications and networking markets have extensive patent portfolios with respect to modem and networking technology. From time to time, third parties, including these leading companies, have asserted and may assert exclusive patent, copyright, trademark and other intellectual property rights to technologies and related standards that are important to us. We expect that we may increasingly be subject to infringement claims as the numbers of products and competitors in the office market for shared Internet access solutions grow and the functionality of products overlaps.

         In addition, we cannot assure you that third parties will not assert additional claims or initiate litigation against us or our manufacturers, suppliers or customers alleging infringement of their proprietary rights with respect to our existing or future products. We may in the future initiate claims or litigation against third parties for infringement of our proprietary rights to determine the scope and validity of our proprietary rights. Any such claims, with or without merit, could be time-consuming, result in costly litigation and diversion of technical and management personnel, or require us to develop non-infringing technology or enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on acceptable terms, if at all. In the event of a successful claim of infringement and our failure or inability to develop non-infringing technology or license the proprietary rights on a timely basis, our business, operating results and financial condition could be materially adversely affected.

5.12    EMPLOYEES

         As of December 20, 2000, we employed 16 full time persons, including four in operations, two in sales and marketing, and three in customer support, engineering, research and development. We also employ a number of commissioned sales representatives. None of our employees is represented by a labor union and we have experienced no work stoppages to date. We believe our employee relations are good.

         At present, only our President and Chief Financial Officer, are subject to employment agreements. Gregory S. Levine, our President is subject to a November 17, 1999, employment agreement with us which provides for:

         o  a five year term;
         o  base salary of $100,000, until we obtain equity or debt financing of at least $1,000,000, at which time the salary shall be $150,000;
         o  we may terminate without cause after December 31, 2001, other than in connection with a change of control, in which case the employee shall receive one year severance pay; and
         o should employee be terminated, without cause, 90 days prior, or one year subsequent, to a change of control, he shall be entitled to twice his annual salary. "Change of control" is defined as any person or group (as defined by the Securities Exchange Act of 1934) obtaining 50% or more of our voting securities, or a restructuring of the Company.

         Martin Dell'Oca, our Chief Financial Officer, is also subject to a May 1, 2000 employment contract with the Company which provides for:

         o  a two year term;
         o a base salary of $100,000 until we obtain debt or equity financing of at least $1,000,000 at which time, base salary increases to $120,000; and
         o the issuance of 200,000 shares of common stock subject to forfeiture in the event of resignation or termination for cause prior to the expiration of the Contract, i.e. May 1, 2002.

5.13     PROPERTY LOCATION, DESCRIPTION AND ACCESS

         We currently lease our offices located at 1101 Brickell Avenue, Suite 200, North Tower, Miami, Florida 33131, consisting of 8000 square feet of corporate office space for $8000 per month, plus tax pursuant to a three year lease. Our Canadian offices consisting of 1532 square feet of office space for $1,100 (US) per month, pursuant to a one (1) year lease, are located at 734A

Calledonia Avenue, Victoria, British Columbia. Our inventory is located in a warehouse in Miami, Florida, near the Miami International Airport. Although a lease exists only on the two office locations at present, we do not believe that we will experience difficulty in locating alternate space should the need arise. Our telephone number is (305) 358-7771.

5.14     RESEARCH AND DEVELOPMENT

         On September 15, 1999, Nexland Inc. confirmed a technology sharing arrangement which it had with Nexland France since the beginning of Nexland's activities. In addition, on March 14, 2000, we entered into a five year Consulting Agreement with Nexland France, which provides for the following:

         o $175,000 per annum consulting fee to commence when we obtain at least $1,000,000 in financing, the consulting services will be performed by Israel Daniel Sultan, Nexland LP's founder, and one of our principal shareholders;

         o we may terminate without cause after December 31, 2001, other than in connection with a change of control, in which case the consultant shall receive one year severance pay; and

         o should consultant be terminated, without cause, 90 days prior, or one year subsequent, to a change of control, consultant shall be entitled to twice its annual fee. "Change of control" is defined as any person or group (as defined by the Securities Exchange Act of 1934) obtaining 50% or more of our voting securities, or a restructuring of the Company.

5.15     MANUFACTURING

         We have developed a fully outsourced manufacturing capability for the production of our products. This approach enables us to reduce fixed costs and to provide flexibility in meeting market demand. Our manufacturing is primarily conducted in Taiwan. Our primary relationship is with Smerwick Ltd., a Hong Kong corporation, with a branch located in Taiwan, whose principal owners are two of our principal shareholders, Laurent Solomon and Andre Chouraqui. Our relationship with Smerwick is based upon a January 1999 Cooperation Agreement that allows us to be flexible, highly responsive to upside demand and limits, and which provides for Smerwick to:

         o  coordinate all of our manufacturing efforts;

         o  inspect our products;

         o  consolidate and organize our shipments; and

         o  handle our exports.

         In exchange, Smerwick receives a fee equal to 3% of invoices issued to us for the manufacture of our products. The Cooperation Agreement may be canceled on 30 days notice.

5.16     DIVIDEND POLICY

         We have never paid a cash dividend on our Common Stock and do not expect to pay a cash dividend in the foreseeable future, but intend to devote all funds to the operations of our business.

5.17     AVAILABILITY OF INFORMATION

         The public may read and copy any materials we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, we file electronically with the SEC and you may access our filings at the SEC's Internet site (HTTP:/WWW.SEC.GOV). Our Internet site is WWW.NEXLAND.COM

6        OUR MANAGEMENT

6.1      OUR DIRECTORS AND EXECUTIVE OFFICERS

         The following table sets forth the name, age and position of each Officer and Director of the Company:

Name                    Age                   Position                Term
-----                  -----                 ----------              ------

Gregory S.  Levine       33           President/Chairman of         2000-2001
                                      the Board of Directors

Martin Dell'Oca          38           Chief Financial Officer       2000-2001
                                      and Secretary

Israel Daniel Sultan     50           Director                      2000-2001

         (A) TERM OF OFFICE

         The terms of office of the current directors continue until the annual meeting of stockholders, which the Bylaws provide shall be held on the third Friday of November of each year; officers are elected at the annual meeting of the board of directors, which immediately follows the annual meeting of stockholders.

         (B) DIRECTOR AND KEY EMPLOYEE BACKGROUNDS

         Gregory Scott Levine, 33, President and Board Chairman, received his Bachelor of Arts Degree in Speech Communication and English Writing from the University of Florida 1989, and attended Capital Law and Graduate Center in Columbus, Ohio without receiving a degree. After leaving law school in 1991, Mr. Levine entered the computer industry by taking the Purchasing Manager position with All Exim, Miami, Florida, where he was employed until 1995. In 1995 to 1997, Mr. Levine worked as a consultant In 1997, Mr. Levine was hired as the Business Unit Manager for Mass Storage and Components for Computer 2000/AmeriQuest Technologies where he supervised the business unit and was associated with the development of the OEM Memory Broker Desk In 1998, when C2000 sold AmeriQuest, Mr. Levine opened his own consulting firm, the HG America Group, Inc. It served major industry telcos (AT&T, GTE, Bell Atlantic) with internet sharing and firewall products. Mr. Levine operated HG America Group, Inc. until he joined Nexland in December, 1998. None of Mr. Levine's prior employers are affiliated with the Company.

         Martin E. Dell'Oca, 38, is Chief Financial Officer of Nexland, Inc. From May 1997 to December 1999, Mr. Dell'Oca served as Chief Financial Officer of CHS Dinexim after Dinexim was sold to CHS. From 1995 to May 1997, Martin Dell'Oca was the Chief Financial Officer of Dinexim.

         Israel Daniel Sultan, 50, is the founder of Nexland, Fla. Mr. Sultan began his career as a Nuclear Physics System Programmer at the College de France Laboratory of Nuclear Physics. In 1973 he started a successful Software Training Center in France which is still in business today under the direction of his wife. In 1990 Mr. Sultan ran IPC France, a startup PC manufacturer which grew to obtain 5% of the French market in three years, prior to being sold in 1993. In 1994, he founded Nexland, LP and is currently Technical Director of Nexland France and a principal shareholder of Nexland. With Mr. Sultan's foresight, Nexland, Inc. was the first company to offer a DSL (Digital Subscriber Line) and Cable Modem sharing device based upon the internet protocol of PPPoe (Point-to-Point over Ethernet) Mr. Sultan earned his Ph.D in Computing from the University of Paris, Jussieu, in 1986.

         (C)  BOARD COMPENSATION

         We do not currently compensate our directors, but they are reimbursed for out-of-pocket expenses incurred in connection with attendance at meetings of the board of directors or its committees. Our directors are generally eligible to participate in our 2000 stock option plan.

6.2      INDEMNIFICATION

         Our Articles of Incorporation provide that the Company's directors and officers will be indemnified to the fullest extent permitted by the General Corporation Law of the State of Delaware, however, such indemnification shall not apply to acts of intentional misconduct; a knowing violation of law; or, any transaction where an officer or director personally received a benefit in money, property, or services to which to the director was not legally entitled.

         Our bylaws provide that we indemnify our directors and executive officers and may indemnify our officers, employees, and other agents to the full extent permitted by law. We believe that indemnification under our bylaws covers at least negligence on the part of an indemnified party. Our bylaws also permit us to advance expenses incurred by an indemnified party in connection with the defense of any action or proceeding arising out of his or her status or service as a director, officer, employee or other agent of the company.

         We believe that our certificate of incorporation and bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and executive officers. We also intend to acquire directors' and officers' liability insurance.

         At present we are not aware of any pending litigation or proceeding involving any director, officer, employee or agent of the company where indemnification will be required or permitted. Furthermore, we are not aware of any threatened litigation or proceeding that might result in a claim for such indemnification.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, executive officers or persons controlling the company, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

         Section 145 of the Delaware General Corporation Law authorizes a court to award or a corporation's Board of Directors to grant indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "1933 Act"). Our Bylaws provide for mandatory indemnification of its directors and officers and permissible indemnification of employees and other agents to the maximum extent permitted by the Delaware General Corporation Law. Our Certificate of Incorporation provides that, pursuant to Delaware law, its directors shall not be liable for monetary damages for breach of their fiduciary duty as directors to the Company and its stockholders. This provision in the Certificate of Incorporation does not eliminate the fiduciary duty of the directors, and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Company for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws. The Registrant has entered into Indemnification Agreements with its officers and directors. The Indemnification Agreements provide the Registrant's officers and directors with further indemnification to the maximum extent permitted by the Delaware General Corporation Law.

6.3.     EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE


                                                                         LONG-TERM
                                                                       COMPENSATION
                                        ---------------------------------------------------------------------------------
                                                  ANNUAL COMPENSATION                AWARDS                    PAYOUTS
                                        ----------------------------------    --------------------------     ------------
        (A)          (B)     (C)         (D)         (E)          (F)            (G)             (H)            (I)
                                                    OTHER
                                                    ANNUAL     RESTRICTED      SECURITIES                       ALL
NAME &                                              COMPEN-       STOCK        UNDERLYING         LTIP         OTHER
PRINCIPAL POSITION  YEAR     SALARY     BONUS       SATION        AWARDS      OPTIONS/SARS       PAYOUTS     COMPENSATION
------------------  -----    ------      -----       ------     -----------    ------------      --------     ------------

Greg Levine       2000-2001 $100,000[1]                   -0-           -0-              -0-      300,000            -0-
President and
CEO

Fred Schmid       1999-2000                          7,500[3]    226,885[2]       320,000[4]         -0-           -0-
Former Chief
Executive Officer
and President

Martin Dell'Oca   2000-2001 $100,000[5]                          200,000[5]                     150,000
Chief Financial
Officer

Daniel Sultan,    2000-2001                                                                     300,000


----------------
[1] Mr. Levine's base compensation increases to $150,000, upon the Company raising at least $1,000,000 in debt or equity financing.

[2] We entered into a three (3) year employment agreement with our former president, Fred R. Schmid, effective November 11, 1997. Since salary was not paid, compensation and interest accrued in the approximate amount of $136,422 which was converted into 136,422 (plus 20,463 penalty shares) shares of our common stock, is being registered in this offering. In April, 1999, the employment agreement was terminated and replaced with a consulting agreement which compensated Mr. Schmid at the rate of 10,000 shares per month. By November, 1999, Mr. Schmid had accumulated 70,000 additional shares of our common stock.

[3] The April 1997 consulting agreement, and Mr. Schmid, in his capacity as CEO and president, were terminated in November, 1999, as a result of our merger with Nexland Fla. and replaced with a new two year consulting agreement with compensation at the rate of 15,000 common shares, quarterly, half of which was earned in 1999. This consulting agreement was terminated on August 15, 2000.

[4] The November 11, 1997 employment agreement also provided Mr. Schmid an option for the purchase of 160,000 shares at $2.50 per share and 160,000 shares at $5.00 per shares for a period of ten years. On July 29, 1998, the $2.50 option price was reduced to conform with the offer granted to the Warrant holders to exercise the Class A Warrants at a reduced price of $1.00 for a specific time period. In February, 2000, Mr. Schmid exercised 160,000 of these options, the underlying shares are covered by this registration statement.

[5] On May 1, 2000, the Company executed an employment contract ("Contract") with Mr. Dell'Oca. Mr. Dell'Oca's base compensation of $100,000 increases to $120,000, upon the Company raising at least $1,000,000 in debt or equity financing. In addition, Mr. Dell'Oca received 200,000 shares of common stock subject to forfeiture in the event of resignation or termination for cause prior to May 1, 2002.

                      OPTION/SAR GRANTS IN LAST FISCAL YEAR

                       INDIVIDUAL GRANTS   PERCENT OF
                       NUMBER OF           TOTAL OPTIONS                  POTENTIAL REALIZABLE VALUE AT
                       SECURITIES          SAR'S                          ASSUMED ANNUAL RATES OF ALTERNATIVE TO   (F) AND (G)
                       UNDERLYING          GRANTED TO                     STOCK PRICE APPRECIATION FOR             GRANT DATE
                       OPTIONS/            EMPLOYEES      EXERCISE OF              OPTION TERM                     VALUE
                       SAR'S               IN FISCAL      BASE PRICE      EXPIRATION                               GRANT DATE
NAME                   GRANTED (#)         YEAR           ($/SH)          DATE             5%      10%             PRESENT VALUE$
----                   -------             -----------    -----------     -----------     ----     ---             ---------------
  A                      B                    C               D               E             F       G                   H

Greg Levine             300,000              33.5%            $0.843       09/06/10

Martin Dell'Oca         150,000              16.76%           $0.843       09/06/10

Israel Daniel Sultan    300,000              33.5%           $0.928       09/06/10


6.4      STOCK OPTION PLANS

         On September 1, 2000 our Board of Directors adopted its 2000 Incentive Stock Nonqualifying Stock Option Plan. Under the Plan, employees or other persons associated with the Company, including, without limitation, any employee, director, officer, attorney or consultant of the Company are eligible for options to purchase shares of our Common Stock. The purpose of the Plan is to assist the Company in hiring, retaining and developing strong management by providing an opportunity for employees to purchase stock in the Company. The number of common shares available for options under the Plan is 6,000,000. As of December 20, 2000, 950,000 options have been granted under the Plan. The Company expects to issue options as an inducement for managerial and qualified personnel to remain with and to join the Company.

         Administration of the Plan is by the Board of Directors or a committee appointed by the Board of Directors which consists of not less than three members (the "Committee"). To date, no such Committee has been appointed, and the Board has elected to administer the Plan itself.

         Optionees have no rights as stockholders with respect to shares subject to option prior to the issuance of shares pursuant to the exercise thereof. Options issued to employees under the Plan shall expire no later than ten years after the date of grant. An option becomes exercisable at such time and for such amounts as determined at the discretion of the Board of Directors or the Committee at the time of the grant of the option. An optionee may exercise a part of the option from the date that part first becomes exercisable until the option expires. The purchase price for shares to be issued to an employee upon his exercise of an option is determined by the Board of

Directors or a Committee on the date the option is granted, but in no case may an option be exercisable for less than 100% of the fair market value (as defined in the Plan) of a share of Common Stock on the date of the grant or, in the case of an over 10% owner, not less than 110% of the fair market value of a share of common stock on the grant date. The purchase price is payable in full in cash or by delivery of shares of Common Stock of the Company (or a combination of cash and Common Stock) when the option is exercised.

         The Plan provides for adjustment as to the number and kinds of shares covered by the outstanding options and the option price therefor to give effect to any stock dividend, stock split, stock combination or other reorganization of or by the Company. In the event of liquidation, dissolution, merger, sale or a corporate reorganization, the ability to exercise the options shall be accelerated so that they shall become immediately exercisable just prior to the consummation of such transaction. If options expire or terminate without having been exercised in full, the unpurchased shares shall again be available for issuance under the Plan. The Plan has not been qualified with the Internal Revenue Service.

7.   CERTAIN TRANSACTIONS

         (A) Registrant has engaged in no transactions with management or others in which the amount involved exceeds $60,000 other than the following:

         (1) On November 3, 1999, Nexland Fla., obtained an option, including a right of first refusal, to purchase all of the issued and outstanding shares of Nexland France. The option will expire on June 30, 2010. The purchase price is to be determined by an independent valuation conducted by a French accounting firm and be mutually acceptable to both parties. Nexland France is controlled, by Israel Daniel Sultan, a director of the Company, Andre Chouraqui, and Yves Many, all of whom are principal shareholders of our Company. In addition, Israel Daniel Sultan, and Andre Chouraqui, are selling shareholders in this offering. In consideration of the option and right of first refusal, these three individuals received a cumulative total of 1,584,000 of our common shares.

         (2) On March 14, 2000, we entered into a five year Consulting Agreement with Nexland France, a company controlled by Israel Daniel Sultan, a director of the Company, Andre Chouraqui, and Yves Many, all of whom are principal shareholders of our Company, which provides for the following:

         o $175,000 per annum consulting fee to commence when we obtain at least $1,000,000 in financing;

         o the consulting services will be performed by Israel David Sultan, Director, and one of our principal shareholders;

         o we may terminate without cause after December 31, 2001, other than in connection with a change of control, in which case the consultant shall receive one year severance pay;

         o should consultant be terminated, without cause, 90 days prior, or one year subsequent, to a change of control of the Company, consultant shall be entitled to twice its annual fee. "Change of control," is defined as any person or group (as defined by the Securities Exchange Act of 1934) obtaining 50% or more of our voting securities, or a restructuring of the Company.

         (3) As of December 31, 1999, we are obligated to one of our principal shareholders, Israel Daniel Sultan, Director, and one of our principal shareholders, on unsecured cash loans in the amount of $189,218.45. The loans are evidenced by demand promissory notes, which bear interest equal to the applicable federal rate, and are subject to adjustment on August 1, 2000. The notes are all payable on demand. We have agreed to register in this Registration Statement 196,366 shares of the Company's common stock as payment on the demand promissory notes.

         (4) On October 18, 2000, we agreed to register 500,000 shares of the Company's common stock as payment for services rendered to the Company by Smerwick ,Ltd. These shares are being registered by this Registration Statement. Smerwick Ltd., is a Hong Kong corporation, with a branch located in Taiwan, whose principal owners are two of our principal shareholders, Laurent Solomon and Andre Chouraqui. Mr. Chouraqui is also a selling shareholder in this offering and is a principal of Nexland France.

         (5) On June 30, 2000 we agreed to register 500,000 shares of the Company's common stock pursuant to the June 30, 2000 Severance Agreement between the Company and Enrique Dillon, our former CEO. These shares are being registered by this Registration Statement.

         (6) On May 1, 2000, the Company executed an employment contract with Martin Dell'Oca, Chief Financial Officer and Director. Mr. Dell'Oca's base compensation of $100,000 increases to $120,000, upon the Company raising at least $1,000,000 in debt or equity financing. In addition, Mr. Dell'Oca received 200,000 shares of common stock subject to forfeiture in the event of resignation or termination for cause prior to May 1, 2002.

         (7) Gregory S. Levine, principal shareholder, President and Director, is subject to a November 17, 1999, employment agreement with us which provides for:

         o  a five year term;

         o base salary of $100,000, until we obtain equity or debt financing of at least $1,000,000, at which time the salary shall be $150,000;

         o we may terminate without cause after December 31, 2001, other than in connection with a change of control, in which case the employee shall receive one year severance pay; and

         o should employee be terminated, without cause, 90 days prior, or one year subsequent, to a change of control, he shall be entitled to twice his annual salary. "Change of control" is defined as any person or group (as defined by the Securities Exchange Act of 1934) obtaining 50% or more of our voting securities, or a restructuring of the Company

         (8) On September 6, 2000, Greg S. Levine, principal shareholder, President and Director, was granted 300,000 options pursuant to the Company's Stock Option Plan, at $0.843 half vesting immediately and the remainder in four years.

         (9) On September 6, 2000, Martin Dell'Oca, Chief Financial Officer and Director, was granted 150,000 options pursuant to the Company's Stock Option Plan, at $0.843, vesting at the rate of 37,500 per annum.

         (10) On September 6, 2000, Israel Daniel Sultan, principal shareholder and Director,was granted 300,000 options pursuant to the Company's Stock Option Plan, at $0.928 half vesting immediately and the remainder in four years.

8.       SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND
         MANAGEMENT

              The following table sets forth certain information with respect to beneficial ownership of our common stock as of December 20, 2000 as to (i) each person (or group of affiliated persons) known by us to own beneficially more than 5% of our outstanding common stock, (ii) each of our directors, (iii)each of the executive Officers, and (iv) all directors and executive officers of the company as a group.

              For the purpose of this table, beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. The number of shares beneficially owned by a person includes shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of December 18, 2000. Shares issuable pursuant to such options are deemed outstanding for computing the percentage ownership of the person holding such options, but are not deemed outstanding for the purposes of computing the percentage ownership of each other person.

         Percentage of shares beneficially owned is based on 36,327,378 shares of common stock outstanding as of December 21, 2000.




NAME AND ADDRESS
OF BENEFICIAL OWNER [6]                              NUMBER OF SHARES                   PERCENT OF CLASS [7]
-----------------------------                        ----------------------              -----------------------
BH Investor Group, LLC[1]                                 12,761,250                               35.13
P.O. Box 3783,
Hallandale, Fla 33008

Andre Chouraqui                                            5,544,500                               15.26
Barker Road #2, House #9
The Peak, Hong Kong

Fast-Access Group, LLC[2]                                  5,044,500                               13.89
P.O. Box 9096
Daytona Beach, Fla. 32120

Broadband Investor Group, LLC[3]                           2,752,500                                7.58
P.O. Box. 693267
Miami, Fla. 33169

High-Speed Venture, LLC[4]                                 2,522,250                                6.94
P.O. Box 693267
Miami, Fla. 33169

Martin Dell'Oca[5] [6]                                       200,000                                 .0055
385 Hampton Lane
Key Biscayne, FL 33149

All directors and executive                               28,825,000                               79.35
officers as a group

--------------------------------
[1] this entity is controlled by Israel Daniel Sultan. These shares do not include the grant of 150,000 shares issued to Israel Daniel Sultan pursuant to the Company's Stock Option Plan.

[2]  this entity is controlled by Laurent Solomon

[3] this entity is controlled by Greg Levine, our president. These shares do not include the grant of 150,000 options issued to Greg Levine pursuant to the Company's Stock Option Plan.

[4]  this entity is controlled by Yves Many

[5] These shares were issued pursuant to the officer's respective employment agreement, but are subject to forfeiture under certain conditions. The shares are held in escrow during the forfeiture period.

              To the knowledge of management, there are no present arrangements or pledges of securities of the Company, which may result in a change in control of the Company.

9.       MARKET PRICE OF SECURITIES

              Our common stock is traded on the NASDAQ over-the-counter bulletin board market under the symbol "XLND." There has been trading in our common stock since December 23, 1999.

              The following table sets forth, for the fiscal period indicated, the high and low bid prices for the common stock, as reported on the OTC Bulletin Board. These per share quotations reflect inter-dealer prices in the over-the-counter market without real mark-up, markdown, or commissions and may not necessarily represent actual transactions.

       QUARTER/FISCAL YEAR END              HIGH/BID                  LOW/BID
      -------------------------             --------                  -------
               12/31/99                     $8.00                     $5 1/8
               3/31/00                      $7 1/8                    $4 15/16
               6/30/00                      $2 7/8                    $1 3/8
               9/29/00                      $1 1/8                    $0.15/16

              On December 21, 2000, the closing trade price of the common stock as reported on the OTC Bulletin Board was $0.23. As of such date, there were approximately 385 holders of record of our common stock.

9.1      VOLATILITY AND FLUCTUATION OF OUR COMMON STOCK

              The price of our common stock and Internet and Telecommunication stock in general, is highly volatile. During the period from December 23, 1999 to December 1, 2000, the bid and ask price of our common stock has ranged from a high of $8.00 to a low of $0.10 This volatility may negatively impact the liquidity and value of your shares. The market price of our common stock could continue to fluctuate substantially due to a variety of factors, including:

         o The number of shares in the market at the time as well as the number of shares we may be required to issue in the future, compared to the market demand for our shares;

         o  Our performance and whether or not we meet our projections;

         o  General economic and market conditions;

         o  Quarterly fluctuations in results of operations;

         o  The commencement of or major developments in litigation;

         o Announcement of key developments or new products or services by competitors;

         o  Announcement and market acceptance of acquisitions;

         o  Changes in earnings estimates by analysts;

         o Press coverage of favorable or unfavorable developments in our business;

         o  Loss of key personnel;

         o  Changes in accounting principles or policies;

         o  Sales of common stock by existing stockholders; and

         o  Economic and political conditions.

              The market price for our common stock may also be affected by our inability to meet analysts' expectations. Any failure to meet these expectations, even slightly, could have an adverse effect on the market price of our common stock.

              In addition, the market prices of securities issued by many companies may change for reasons unrelated to the operating performance of these companies.

              Following periods of volatility in the market price of other companies' securities, class action securities litigation has often been instituted. If similar litigation were instituted against us, it could result in substantial costs and a diversion of our management's attention and resources, which could have an adverse effect on our business.

10.      DESCRIPTION OF THE SECURITIES

10.1     IN GENERAL

              Our articles of incorporation provide that we may issue up to 50,000,000 shares of its $0.0001 par value Common Stock and 10,000,000 shares of its $0.0001 par value Preferred Stock. Presently 36,027,378 shares of the Company's Common Stock are issued and outstanding. There are no preferred shares outstanding.. See "Capitalization" and "Risk Factors - Cumulative Voting, Preemptive Rights and Control."

10.2     COMMON STOCK

              The holders of the Company's Common Stock are entitled to one vote per share on each matter submitted to a vote at any meeting of shareholders. Shares of Common Stock do not carry cumulative voting rights and, therefore, a majority of the outstanding Common Stock will be able to elect the entire Board of Directors and, if they do so, minority shareholders would not be able to elect any members to the Board of Directors. As of December 20, 2000, we had approximately 385 shareholders of record. Holders of the common stock have no preemptive rights to acquire additional shares of Common Stock or other securities. The Common Stock is not subject to redemption or sinking fund provisions and carries no subscription or conversion rights. In the event of liquidation of the Company, the shares of Common Stock are entitled to share equally in corporate assets after satisfaction of all liabilities. The shares of Common Stock, when issued, will be fully paid and non-assessable.

         Holders of common stock are entitled to receive such dividends as may be declared from time to time by our Board of Directors out of funds legally available. If we were to liquidate, dissolve, or wind up our affairs, holders of Common Stock would share proportionately in our assets that remain after payment of all debts and obligations and after any liquidation payments with respect to the preferred stock. There are no outstanding options, warrants, or rights to purchase shares of the Company's Common Stock, other than as disclosed in this Prospectus.

10.3     PREFERRED STOCK

         Our Articles of Incorporation authorize the issuance of "blank check" preferred stock. The board of directors is empowered, without stockholder approval, to designate and issue additional series of preferred stock with relative rights, preferences, designations, rates, conditions, privileges, limitations, dividend rates, conversion rights (including the right to issue convertible securities with no limitations on conversion), preemptive rights, voting rights, rights and terms of redemption, liquidation preferences and sinking terms. Any such designations and issuances, could:

         o Adversely affect the voting power or other rights of the holders of our common stock;

         o  Substantially dilute the common shareholder's interest;

         o  Depress the price of our common stock; and

         o  Be superior to the rights of holders of Common Stock.

         In addition the issuance of "blank check preferred stock" could be utilized as an anti-takeover measures, which could have the effect of delaying, deterring, or preventing a change in control without any action by the shareholders.

10.4     DESCRIPTION OF REDEEMABLE WARRANTS

         On August 8, 2000 and August 18, 2000, the Company called the Class A and Class B Warrants respectively. Thereafter on September 8, 2000 the Company rescinded the call of both the Class A and Class B Warrants.

         The Redeemable Class A and Class B Warrants, have been issued under warrant certificates between the Company and Jersey Transfer & Trust Company, Warrant Agent. The following summary of certain provisions of the Warrant Certificates does not purport to be complete and is qualified in its entirety by reference to the Warrant Certificates.

         Each Redeemable Class A or Class B Warrant entitles the owner to purchase one share of Common Stock. The Redeemable Class A Warrants are exercisable at any time from the effective date of this offering until December 31, 2000 at $1.00 per share and $2.50 per share thereafter until August 15, 2001. The Redeemable Class B Warrants are exercisable at any time from the effective date of this offering until August 15, 2001, at an exercise price of $5.00, collectively referred to as the

"Exercise Price." At the time a Redeemable Warrant is exercised, the exercise price therefore shall be paid in full. Prior to expiration, the Redeemable Warrants may be exchanged, transferred, or exercised by the Registered Warrant holder by presenting the Redeemable Warrants to the Warrant Agent. The Redeemable Class A and Class B Warrants are redeemable by the Company upon thirty (30) days written notice at the discretion of the Board of Directors, at a redemption price of $0.0025 per Warrant. Upon redemption of the Redeemable Warrants, if the holder does not exercise the Redeemable Warrants, the Redeemable Warrant lose all value.

         Fractional shares will not be issued upon exercise of Redeemable Warrants and the Company will not make any cash or other adjustments in respect of a fraction of a share of Common Stock to which any holder might otherwise be entitled upon exercise of Redeemable Warrants. No adjustments as to previously declared or paid cash dividends, if any, will be made upon any exercise of Redeemable Warrants. The Redeemable Warrants do not confer on the holders thereof, any voting or other rights of a stockholder of the Company.

         The Company will have authorized and reserved for sale the stock purchasable upon exercise of the Redeemable Warrant. When delivered, such shares of stock shall be fully paid and non-assessable.

         The Warrant Agent will not receive a fee for soliciting the exercise of the Warrants. The Company may pay a solicitation fee to any NASD registered representative, who, after one year from the effective date of the registration statement, causes the exercise thereof prior to the expiration thereof.

         The Exercise Price and the number of shares issuable upon exercise of the Redeemable Warrants are subject to adjustment by the Board of Directors upon the occurrence of certain events, including the issuance of any Common Stock as a dividend or any stock split or reverse split as a dividend. Adjustments in the number of shares issuable or in the Exercise Price of both shall also be made in the event of any merger or other reorganization.

         The Warrant Certificates will also provide that the Company and the Warrant Agent may, without the consent of the holder of the Redeemable Warrants, make changes in the Warrant Certificates which do not adversely affect, alter or change the rights, privileges or immunities of the Registered Warrant holders of the Redeemable Warrants.

10.5     ANTI-TAKEOVER PROVISIONS OF DELAWARE LAW

         We are subject to the provisions of Section 203 of the Delaware General corporation Law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date that the person became an interested stockholder unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a "business combination: includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the stockholder, and an "stockholder" is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation's outstanding voting stock. This provision may have the effect of delaying, deferring or preventing a change in control of our company without further action by the stockholders.

11.      SHARES ELIGIBLE FOR FUTURE SALE.

11.1     RESTRICTED SECURITIES

         Shares not covered by this or prior registration statements, are "restricted securities" as defined in Rule 144. Restricted securities may be sold in the public market only if they are registered or if they qualify for an exemption from registration under the Securities Act. In general, under Rule 144, 90 days after the date of this prospectus, a person (or persons whose shares are aggregated), including an affiliate, who has satisfied a one (1) year holding period may sell in ordinary market transactions through a broker or with a market maker, within any three (3) month period a number of shares which does not exceed the greater of one percent (1%) of the number of outstanding shares of Common Stock or the average of the weekly trading volume of the Common Stock during the four calendar weeks prior to such sale. Sales under Rule 144 require the filing of Form 144 with the Securities and Exchange Commission. If a person who is not an affiliate has held the shares of Common Stock for more than two years, there is no limitation on the manner of sale or the volume of shares that may be sold and no Form 144 is required. Sales under Rule 144 may have a depressive effect on the market price of the Company's Common Stock.

11.2     TRANSFER AGENT

         The Transfer Agent for the Company's Common Stock  is:

                           Jersey Transfer & Trust Co.
                               201 Bloomfield Ave.
                                Verona, NJ 07044

12.      SELLING SECURITY HOLDERS

         On November 17, 1999, as part of our obligation under the Acquisition Agreement, we agreed to register the shares of certain individuals as follows:


                                                                              COMMON SHARES
                                                     COMMON SHARES              OFFERED
                               POSITION WITH              OWNED              FOR ACCOUNT OF           COMMON SHARES OWNED
NAME                               COMPANY          PRIOR TO OFFERING        SECURITY HOLDER           FOLLOWING OFFERING
----                               -------          -----------------        ---------------           ------------------
                                                                                                       (%)
Fred R. Schmid           Former  President /CEO            942,710             316,885[1]              942,710      2.7
                                  11/97-11/99

Erik Nelson                    Finder                      125,000             125,000[2]              125,000      .0035%


--------------
[1] These shares are cumulative of the exercise of 160,000 options, shares due pursuant to an employment agreement and shares due for late filing of this registration statement.
[2] These shares were paid to Mr. Nelson for his efforts in arranging for the acquisition of Nexland Fla. He has no other material relationship to the Company.

         In addition, we are registering the following shares:

                                                                                COMMON SHARES
                          POSITION/RELATIONSHIP      COMMON SHARES            OFFERED FOR ACCOUNT
                                   WITH                   OWNED                   OF COMMON          SHARES OWNED
NAME                             COMPANY           PRIOR TO OFFERING          SECURITY HOLDER     FOLLOWING OFFERING  (%)
----                       --------------------    -----------------          ------------------   ----------------------
Daniel Sultan              Director &                  12,414,884                  196,366       12,611,250        35.13%
                           Consultant through
                           Nexland, France

Andre Chouraqui            Beneficial Owner             5,044,500                  500,000        5,544,500        15.44%
                           Principal of
                           Smerwick, Ltd

Enrique Dillon             Former Chief                    500,000                 500,000          500,000         1.4%
                           Executive Officer

Mario Colla                                                  3,036                   3,036             3,036         .00845%

Ronny Halperin             Outside Corporate                29,277                   4,287            33,564         .0935%
                           Counsel

Bruce Katzen                                                58,142                  35,357            93,499         .26%

Andew & Michelle Gold                                       10,000                  10,000            10,000         .0003%

Mark Gold                                                   54,466                  54,466            54,466         .0015%

Michael Landen                                              10,894                  10,894            10,894         .0003%

Mark Levitats                                               54,466                  54,466            54,466         .0015%


                                                                                COMMON SHARES
                          POSITION/RELATIONSHIP      COMMON SHARES            OFFERED FOR ACCOUNT
                                  WITH                    OWNED                   OF COMMON          SHARES OWNED
NAME                             COMPANY           PRIOR TO OFFERING          SECURITY HOLDER     FOLLOWING OFFERING  (%)
----                       --------------------    -----------------          ------------------   ----------------------
Howard & Barbara                                            15,000                  10,000            25,000         .0697%
Katzen

Donald &                                                    25,975                  25,975            25,975         .07235%
Nancy Kipnis

Bernt NyGaard              Former Company                   15,000                  15,000            15,000         .042%
                           Creditor
Jason & Stacy Oletsky                                        3,864                   3,864             3,864         .011%

Justin Oletsky                                                 500                     500               500         .0014%

Pacy Oletsky                                                 2,000                   2,000             2,000         .0055%

C. Mark Robson                                               4,000                   4,000             4,000         .011%

Imedialink                 Consultant                           --                  15,000            15,000         .042%




13.      LITIGATION

                  The Officers and Directors of the Company certify that to the best of their knowledge, neither the Company nor any of its Officers and Directors are parties to any legal proceeding or litigation. Further, the Officers and Directors know of no threatened or contemplated legal proceedings or litigation. None of the Officers and Directors have been convicted of a felony or none have been convicted of any criminal offense, felony and misdemeanor relating to securities or performance in corporate office. To the best of the knowledge of the Officers and Directors, no investigations of felonies, misfeasance in office or securities investigations are either pending or threatened at the present time.

14.      LEGAL MATTERS

                  Legal matters in connection with the Common Stock of the Company to be issued in connection with the offering will be passed upon for the Company by Allan M. Lerner, P.A.

15.      EXPERTS

                  The financial statements of the Company appearing in this Prospectus and the Registration Statement have been examined by the accounting firm of Williams & Webster, P.S. Certified Public Accountants, Bank of America Financial Center, W. 601 Riverside, Suite 1940 Spokane, WA 99201 (509) 838-5111 as indicated in its report contained herein. Such financial statements are included in this Prospectus in reliance upon the said report, given upon such firm's authority as an expert in auditing and accounting.

16.      ADDITIONAL INFORMATION

                  We have filed this Form S-1 Registration Statement with the Securities and Exchange Commission, 450 Fifth Street, N.W. Washington D.C. 20549. This Prospectus does not contain all of the information set forth in the registration statement, exhibits, and schedules thereto. For further information with respect to the Company, reference is made to the registration statement, exhibits and schedules, copies of which may be obtained from the Commission's principal offices in Washington, D.C., upon payment of the fees prescribed by the Commission. For example, in this prospectus we've summarized or referred to some contracts, agreements and other documents that have been filed as exhibits to the registration statement. These exhibits along with the registration statement may be inspected at the SEC's offices, without charge and copies may be obtained from that office, upon payment of applicable fees. The registration statement, including exhibits and schedules, are also available on the SEC's website at WWW.SEC.GOV.

                  We are subject to the information requirements of the Securities Exchange Act of 1934, and accordingly will file reports and other information with the SEC that are obtainable in the same manner as the registration statement.

                                  NEXLAND, INC.
                              Financial Statements

                               December 31, 1999,
                                  1998 and 1997





                            WILLIAMS & WEBSTER, P.S.
                          Certified Public Accountants
                        Bank of America Financial Center
                          W. 601 Riverside, Suite 1940
                                Spokane, WA 99201
                                 (509) 838-5111



                                  NEXLAND, INC.

                                TABLE OF CONTENTS

                                                              Pages
                                                             -------
INDEPENDENT AUDITOR'S  REPORT                                 F-2

FINANCIAL STATEMENTS

         Balance Sheets                                       F-3

         Statements of Operations                             F-4

         Statements of Stockholders' Equity                   F-5

         Statements of Cash Flows                             F-6

NOTES TO FINANCIAL STATEMENTS                                 F-7

Board of Directors
Nexland, Inc.
Miami, Florida


Independent Auditor's Report
-------------------------------------

                  We have audited the accompanying balance sheets of Nexland, Inc. as of December 31, 1999, 1998 and 1997 and the related statements of operations and stockholders' equity, and cash flows, for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

                  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

                  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Nexland, Inc. as of December 31, 1999, 1998 and 1997, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                  The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 17 to the financial statements, the Company's significant losses raise substantial doubt about its ability to continue as a going concern. Management's plans regarding the resolution of this issue are also discussed in Note 17. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                  As described in Note 18 to the financial statements, the Company's original method of accounting for certain business combinations has been deemed inappropriate. The Company has elected to correct these financial statements for the effects of these combinations. Accordingly, 1999, 1998 and 1997 financial statements have been restated.

Williams & Webster, P.S.
Spokane, Washington
March 13, 2000 (except for Note 18, as to which the date is May 12, 2000)


NEXLAND, INC.
BALANCE SHEETS


                                                                                  (RESTATED)
                                                                                  DECEMBER 31,
                                                                     -----------------------------------------
                                                                       1998            1999            1997
                                                                     ---------       ---------       ---------
A S S E T S

     CURRENT ASSETS
         Cash .................................................      $   4,231       $      23       $   9,540
         Accounts receivable ..................................         78,597              --              --
         Inventory ............................................         56,467           7,643              --
                                                                     ---------       ---------       ---------
     TOTAL CURRENT ASSETS .....................................        139,295           7,666           9,540
                                                                     ---------       ---------       ---------
     PROPERTY AND EQUIPMENT
         Furniture and equipment ..............................          8,434           6,183           5,651
         Less:  accumulated depreciation ......................         (3,659)         (1,943)           (415)
                                                                     ---------       ---------       ---------
     TOTAL PROPERTY AND EQUIPMENT .............................          4,775           4,240           5,236
                                                                     ---------       ---------       ---------
     OTHER ASSETS
         Escrow and security deposits .........................          3,180              --              --
                                                                     ---------       ---------       ---------
     TOTAL OTHER ASSETS .......................................          3,180              --              --
                                                                     ---------       ---------       ---------
TOTAL ASSETS ..................................................      $ 147,250       $  11,906       $  14,776
                                                                     =========       =========       =========

L I A B I L I T I E S   &   S T O C K H O L D E R S '   E Q U I T Y   (D E F I C I T)

     CURRENT LIABILITIES
         Accounts payable .....................................      $ 196,061       $   7,643       $      --
         Accrued expense ......................................         53,939           2,453             200
         Notes payable ........................................         19,553              --              --
                                                                     ---------       ---------       ---------
     TOTAL CURRENT LIABILITIES ................................        269,553          10,096             200
                                                                     ---------       ---------       ---------
     LONG-TERM LIABILITIES
         Notes payable, related parties .......................        201,917          87,136              --
                                                                     ---------       ---------       ---------
     TOTAL LIABILITIES ........................................        471,470          97,232             200
                                                                     ---------       ---------       ---------
     COMMITMENTS AND
         CONTINGENCIES ........................................             --              --              --
                                                                     ---------       ---------       ---------
     STOCKHOLDERS' EQUITY (DEFICIT)
         Preferred stock, 10,000,000 shares authorized,
            $0.0001 par value; no shares outstanding ..........             --              --              --
         Common stock, 50,000,000  shares authorized,
            $ 0.0001 par value; 34,094,703 , 29,500,000
            and 29,500,000 issued and outstanding, respectively          3,410           2,950           2,950
         Additional paid-in capital ...........................             --          64,950          64,950
         Accumulated deficit ..................................       (327,630)       (153,226)        (53,324)
                                                                     ---------       ---------       ---------
       TOTAL STOCKHOLDERS' EQUITY (DEFICIT) ...................       (324,220)        (85,326)         14,576
                                                                     ---------       ---------       ---------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT) ..........      $ 147,250       $  11,906       $  14,776
                                                                     =========       =========       =========


   The accompanying notes are an integral part of these financial statements.

NEXLAND, INC.
STATEMENTS OF OPERATIONS


                                               (RESTATED)       (RESTATED)           (RESTATED)
                                                  YEAR             YEAR                 YEAR
                                                 ENDING           ENDING               ENDING
                                               DECEMBER 31,     DECEMBER 31,         DECEMBER 31,
                                                  1999               1998               1997
                                               ------------       ------------       ------------
R E V E N U E S .........................      $    263,338       $         --       $         --

COST OF REVENUES ........................           129,311                 --                 --
                                               ------------       ------------       ------------
GROSS PROFIT ............................           134,027                 --                 --
                                               ------------       ------------       ------------

E X P E N S E S
     Advertising ........................            10,364              3,354              6,698
     Professional services ..............            35,512             42,814             20,876
     Selling and administrative .........           217,788             53,734             25,750
                                               ------------       ------------       ------------

         TOTAL OPERATING EXPENSES .......           263,664             99,902             53,324
                                               ------------       ------------       ------------

LOSS FROM OPERATIONS ....................          (129,637)           (99,902)           (53,324)

OTHER INCOME AND (EXPENSE)
     Interest ...........................            (1,706)                --                 --
                                               ------------       ------------       ------------

LOSS BEFORE INCOME TAXES ................          (131,343)           (99,902)           (53,324)

INCOME TAXES ............................                --                 --                 --
                                               ------------       ------------       ------------

NET LOSS ................................      $   (131,343)      $    (99,902)      $    (53,324)
                                               ============       ============       ============

BASIC AND DILUTED LOSS PER COMMON SHARE .               nil                nil                nil
                                               ============       ============       ============

BASIC AND DILUTED WEIGHTED AVERAGE NUMBER
     OF COMMON STOCK SHARES OUTSTANDING .      $ 30,053,926       $ 29,500,000       $ 29,500,000
                                               ============       ============       ============


   The accompanying notes are an integral part of these financial statements.

NEXLAND, INC.
STATEMENTS OF STOCKHOLDERS' EQUITY

                                                         COMMON STOCK
                                                     ----------------------       (RESTATED)      (RESTATED)        (RESTATED)
                                                       NUMBER                     ADDITIONAL      ACCUMULATED      STOCKHOLDERS'
                                                      OF SHARES      AMOUNT     PAID-IN CAPITAL      DEFICIT          EQUITY
                                                      ----------   ----------   ---------------  -------------    -------------
Issuance of common stock in December, 1997
      for cash at $1.00 per share .....................    4,425,000   $      443   $    2,557    $       --    $    3,000

Restated effect of 1999 combination with Nexland LP ...   25,075,000        2,507       62,393            --        64,900

Net loss for year ending December, 1997 ...............           --           --           --       (53,324)      (53,324)
                                                          ----------   ----------   ----------    ----------    ----------
      Balance at December 31, 1997 ....................   29,500,000        2,950       64,950       (53,324)       14,576

Net loss for year ending December, 1998 ...............           --           --           --       (99,902)      (99,902)

                                                          ----------   ----------   ----------    ----------    ----------
      Balance at December 31, 1998 ....................   29,500,000        2,950       64,950      (153,226)      (85,326)

Stock exchanged in reverse acquisition of and
      recapitalization of WindStar Resources, Inc.
      by Nexland, Inc. ................................    4,594,703          460      (64,950)      (43,061)     (107,551)

Net loss for year ending December 31, 1999 ............           --           --           --      (131,343)     (131,343)
                                                          ----------   ----------   ----------    ----------    ----------
      Balance at December 31, 1999 ....................   34,094,703   $    3,410   $       --    $ (327,630)   $ (324,220)
                                                          ==========   ==========   ==========    ==========    ==========


   The accompanying notes are an integral part of these financial statements.

NEXLAND, INC.
STATEMENTS OF CASH FLOWS

                                                                      (Restated)         (Restated)         (Restated)
                                                                         Year               Year               Year
                                                                        Ending             Ending             Ending
                                                                     December 31,       December 31,       December 31,
                                                                          1999              1998              1997
                                                                     ------------       ------------       ------------
Cash flows from operating activities:
      Net loss ...............................................         $(131,343)         $(99,902)         $(53,324)
      Adjustments to reconcile net loss
          to net cash provided (used) by operating activities:
               Depreciation and amortization .................             1,716             1,528               415
          Decrease (Increase) in :
               Accounts receivable ...........................           (78,597)               --                --
               Inventory .....................................           (48,824)           (7,643)               --
          Increase (Decrease) in :
               Accounts payable ..............................            98,745             7,643                --
               Accrued expenses ..............................            51,486             2,253               200
                                                                       ---------          --------          --------
          Net cash used by operating activities ..............          (106,817)          (96,121)          (52,709)
                                                                       ---------          --------          --------
Cash flows from investing activities:

          Purchase of property and equipment .................            (2,251)             (532)           (5,651)
          Deposits paid ......................................            (3,180)               --                --
                                                                       ---------          --------          --------
          Net cash used by investing activities ..............            (5,431)             (532)           (5,651)
                                                                       ---------          --------          --------
Cash flows from financing activities:

          Proceeds from common stock issued ..................                --                --            67,900
          Loans from stockholder .............................           114,781            87,136                --
          Net cash acquired in reverse acquisition
               with WindStar Resources, Inc. .................             1,675                --                --
                                                                       ---------          --------          --------
          Net cash provided by financing activities ..........           114,781            87,136            67,900
                                                                       ---------          --------          --------
Net increase (decrease) in cash ..............................             2,533            (9,517)            9,540


Cash, beginning of period ....................................                23             9,540                --
                                                                       ---------          --------          --------

Cash, end of period ..........................................         $   2,556          $     23          $  9,540
                                                                       =========          ========          ========

SUPPLEMENTAL DISCLOSURES:
      Cash paid for interest and income taxes:

          Interest expense ...................................                --                --                --
                                                                       =========          ========          ========
          Income taxes .......................................                --                --                --
                                                                       =========          ========          ========


   The accompanying notes are an integral part of these financial statements.

NEXLAND, INC.
NOTES TO FINANCIAL STATEMENTS
For the Years Ended December 31, 1999,
1998 and 1997

NOTE 1 - BUSINESS ORGANIZATION

Nature of Operations
--------------------

Nexland, Inc. (hereinafter "Nexland") was incorporated on December 4, 1994 under the laws of the State of Florida. From inception until November 15, 1999, Nexland was inactive. On November 15, 1999, the partners of Nexland Limited Partnership assigned all rights, title and interest in partnership assets to Nexland, Inc. in exchange for 25,075,000 common stock shares of Nexland, Inc. Nexland LP was formed on September 25, 1997. The activities of the Partnership are reflected in the financial statements. The Company is engaged in the production of internet sharing boxes.

On November 17, 1999, WindStar Resources, Inc. (hereinafter "WindStar") acquired all of the outstanding common stock of Nexland. For accounting purposes the acquisition has been treated as a recapitalization of Nexland with Nexland as the acquirer. This form of business combination is referred to as a "reverse acquisition." The historical financial statements prior to November 17, 1999 are those of Nexland. WindStar was incorporated on March 22, 1995, under the laws of the State of Arizona under the name of Turtleback Mountain Gold Co., Inc. to conduct business in the fields of mineral exploration, construction and mining. WindStar Resources, Inc. has been in development stage since inception and had not realized any significant revenues from its planned operations. Prior to November 17, 1999, WindStar discontinued all mineral exploration, construction and mining operations.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

This summary of significant accounting policies of Nexland, Inc. is presented to assist in understanding the Company's financial statements. The financial statements and notes are representations of the Company's management, which is responsible for their integrity and objectivity. These accounting policies conform to generally accepted accounting principles and have been consistently applied in the preparation of the financial statements.

Basis of Accounting
-------------------

Nexland uses the accrual basis of accounting in accordance with generally accepted accounting principles.

Use of Estimates
----------------

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Advertising
-----------

Advertising costs are charged to operations in the year incurred.

NEXLAND, INC.
NOTES TO FINANCIAL STATEMENTS
For the Years Ended December 31, 1999,
1998 and 1997

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Property, Plant and Equipment
-----------------------------

Property, plant and equipment is recorded at cost and depreciated using the straight-line method over estimated useful lives of three to seven years. Expenditures for repairs and maintenance that do not extend the useful life of the related asset are expensed as incurred.

Impairment of Long-lived Assets
-------------------------------

The Company evaluates the recoverability of long-lived assets when events and circumstances indicate that such assets might be impaired. The Company determines impairment by comparing the undiscounted future cash flows estimated to be generated by these assets to their respective carrying amounts.

Income Taxes
------------

No provision for taxes or tax benefit has been reported in the financial statements, as there is not a measurable means of assessing future profits or losses. The Company's net operating loss is approximately $25,000, and is available to offset future net income. The Company has no significant deferred tax assets or liabilities, and the net operating loss is fully reserved by a valuation allowance.

Cash and Cash Equivalents
-------------------------

The Company considers all highly liquid investments with a maturity of three months or less at the date of acquisition to be cash equivalents.

Basic and Diluted Earnings Per Share
------------------------------------

In December 1997, the Company adopted Statement of Financial Accounting Standards Statement (SFAS) No. 128, Earnings Per Share. Basic earnings per share are computed using the weighted average number of common shares outstanding. Diluted net loss per share is the same as basic net loss per share as the inclusion of common stock equivalents would be antidilutive. At December 31, 1999, the Company had 320,000 stock options and 3,200,000 warrants, which were not included in computing diluted loss per share because their effects were antidilutive.

Revenue Recognition
-------------------

Revenues and cost of revenues are recognized when services and products are furnished or delivered.

Derivative Instruments
----------------------

In June 1998 the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities." This new standard establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value.

NEXLAND, INC.
NOTES TO FINANCIAL STATEMENTS
For the Years Ended December 31, 1999,
1998 and 1997

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

At December 31, 1999, the Company has not engaged in any transactions that would be considered derivative instruments or hedging activities.

Reclassifications
-----------------

Certain amounts from prior periods have been reclassified to conform to the current period presentation. This reclassification has resulted in no changes to the Company's accumulated deficit or net losses presented.

NOTE 3 - PROPERTY AND EQUIPMENT

Property and equipment are stated at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the assets of five to seven years. The Company evaluates the recoverability of property and equipment when events and circumstances indicate that such assets might be impaired. The Company determines impairment by comparing the undiscounted future cash flows estimated to be generated by these assets to their respective carrying amounts.

Major additions and betterments are capitalized. Costs of maintenance and repairs that do not improve or extend the lives of the respective assets are expensed as incurred. When property and equipment are retired or otherwise disposed of, the related costs and accumulated depreciation are removed from the accounts and any gain or loss is recognized in operations.

NOTE 4 - INVENTORY

Inventories are stated at the lower of cost or market, with cost being determined on a first-in-first-out basis.

Inventories at December 31, 1999 and 1998 consist of internet sharing devices valued at $56,467 and $7,643, respectively. The Company did not maintain inventories at December 31, 1998 or 1997.

NOTE 5 - LEASE COMMITMENT

Nexland leases commercial office space in Miami, Florida on a month-to-month agreement. The monthly rent is $3,000. The Company is currently negotiating a lease for a new location.

NOTE 6 - INTANGIBLE ASSETS

At December 31, 1999, the Company's trademark applications were still pending approval and no costs have been capitalized.

NEXLAND, INC.
NOTES TO FINANCIAL STATEMENTS
For the Years Ended December 31, 1999,
1998 and 1997


NOTE 7 - NOTES PAYABLE, RELATED PARTIES

Nexland has unsecured cash loans from a stockholder in the amount of $174,318 at December 31, 1999 and $87,136 at December 31, 1998. The notes bear interest equal to the applicable federal rate, which is 5.83%, are unsecured and are subject to adjustment on August 1, 2000. The terms of the notes were not finalized until after the merger with WindStar Resources, Inc.

Other long-term debt at December 31, 1999 consists of an unsecured note with Phoenix International Mining, Inc., a related party, dated August 1, 1997, with interest due at 1% per month and the principal payable at the discretion of WindStar Resources, Inc. with any remaining principal due not later than five years from the date of the note. Under terms of the note, the Company may borrow from time to time in varying amounts up to the sum of one million dollars within the two years from the date of the note. The balance due at December 31, 1999, was $27,600.

NOTE 8 - NOTES PAYABLE

In the November 1999 acquisition, the Company acquired notes payable from WindStar that are short-term, unsecured demand notes with an interest rate of 12% per annum. The balance on these notes at December 31, 1999 is $19,553.

NOTE 9 - PREFERRED STOCK

The Company has the authority to issue 10,000,000 shares of preferred stock, having a par value of $0.0001 per share. At December 31, 1999, no shares of preferred stock were issued or outstanding.

NOTE 10 - COMMON STOCK

On November 17, 1999, Nexland, Inc. exchanged each of its shares of common stock for 1,475 shares of WindStar Resources, Inc. common stock shares. Nexland, Inc.'s shareholders received 29,500,000 shares of WindStar Resources, Inc. common stock in exchange for their 20,000 shares of Nexland's common stock. Furthermore, Nexland contributed $25,000 in cash for the payment of WindStar's outstanding payables and assumed $82,551 of the net liabilities of WindStar. The shareholders of WindStar Resources, Inc. retained their 4,594,703 shares of common stock. This acquisition has been treated as a recapitalization of Nexland with Nexland as the acquirer (reverse acquisition). The Company has 34,094,703 shares of common stock outstanding at December 31, 1999.

Mr. Israel D. Sultan, the original shareholder of Nexland, was issued 4,425,000 shares of common stock for his original capital contribution of $3,000. On November 15, 1999, Nexland LP was acquired for the issuance of 25,075,000 shares of common stock. Mr. Sultan owned 100% of Nexland and 50% of Nexland LP and, accordingly, as such this transaction is treated as

NEXLAND, INC.
NOTES TO FINANCIAL STATEMENTS
For the Years Ended December 31, 1999,
1998 and 1997

NOTE 10 - COMMON STOCK (Continued)


a combination of common interests. All financial activity is combined and reported in these financial statements in a manner similar to a pooling of interest.

WindStar, the Company's predecessor by reverse acquisition, had during the year ended December 31, 1995, issued 1,240,000 shares of common stock in exchange for eight mining claims. The stock was issued at $0.0105 per share.

During the year ended December 31, 1996, WindStar issued 1,600,000 units in exchange for one hundred twenty eight mining claims (Note 3). Each unit consisted of one share of common stock, one "Class A Warrant" and one "Class B Warrant". The stock was issued at $0.04125 per share.

During the year ended December 31, 1998, the Board of Directors of WindStar authorized a 1-for-250 reverse stock split, thereby decreasing the number of issued and outstanding shares and increasing the par value of each share to $0.0001. All references in the accompanying financial statements to number of common shares and per share amounts for 1997, 1998 and 1999 have been restated to reflect the reverse stock split.

WindStar issued 22,000 shares of its common stock during the year ended December 31, 1998, in payment of outstanding debt that was owed to Baragan Mountain Mining, LLC for an unpaid royalty fee and the interest accrued. The shares were issued at $2.50 per share.

In November 1999, WindStar issued 382,173 shares of common stock to related parties in payment of debt.

In consideration of Nexland S.A. granting a right of first refusal for purchase of Nexland S.A. to Nexland, Inc., certain Nexland stockholders conveyed 1,584,000 shares of common stock they received out of the 29,500,000 shares of common stock to Nexland S.A. for distribution to Nexland S.A. shareholders. See
Note 15.

On November 17, 1999 the Company committed to a consulting agreement with Fred Schmid, a related party. This agreement provides for compensation to be paid in common stock at 5,000 shares per month issued quarterly. Either party can terminate this agreement at any time.

NOTE 11 - STOCK WARRANTS

During the year ended December 31, 1996, the Company's predecessor by reverse acquisition issued 1,600,000 units. As stated in Note 10, each unit consisted of one share of common stock, one "Class A Warrant" and one "Class B Warrant". Each "Class A Warrant" may be exercised to purchase one share of common stock at exercise prices ranging from $0.25 to $2.50 per share. Each "Class B Warrant" may be exercised to purchase one share of common stock at an exercise price of $5.00. The warrants are redeemable at any time upon the Company giving thirty days

NEXLAND, INC.
NOTES TO FINANCIAL STATEMENTS
For the Years Ended December 31, 1999,
1998 and 1997

NOTE 11 - STOCK WARRANTS (Continued)

written notice to the holder thereof at redemption price of $0.0025 per warrant. The warrants are exercisable up to five years from the effective date of the offering unless called sooner.

As of December 31, 1999, 1,541,558 "Class A Warrants" remain authorized and outstanding (not exercised). No "Class B Warrants" were exercised during 1997, 1998 or 1999.

NOTE 12 - SALE OF STOCK AND GRANT OF OPTIONS

The Company's predecessor by reverse acquisition sold 540,000 shares of common stock to its president and chief executive officer for $10,000 cash and also granted purchase options to him during November 1997. The Company's options ("Stock Options") enable the holder to purchase up to 160,000 shares of the stock during the ten-year period commencing on the second anniversary of the date of this agreement for exercise prices ranging from $0.25 to $2.50 per share, and up to 160,000 additional shares of stock during the ten-year period commencing on the third anniversary of the date of this agreement for the exercise price of $5.00 per share. This agreement was dated November 11, 1997. No options were granted or exercised during 1998 or 1999.

Following is a summary of the status of fixed options outstanding at December 31, 1999, 1998 and 1997:

                                         Weighted
         Exercise                     Average Remaining     Weighted Average
       Price Range         Number     Contractual Life       Exercise Price
     --------------        ------   --------------------   ------------------
     $0.25 to $5.00        320,000       5-10 years             $3.875

Of the 320,000 options referred to above, 160,000 are exercisable beginning November 11, 1999. These options were exercised in March 2000 at $1.00 per share with the Company receiving a total of $160,000. The remaining 160,000 options are not exercisable until November 11, 2000. The Company estimates that substantially all of these options will be exercised during the contractual period.

NOTE 13 - YEAR 2000

Like other companies, Nexland could be adversely affected if the computer systems it, its suppliers or customers use do not properly process and calculate date-related information and data from the period surrounding and including January 1, 2000. This is commonly known as the "Year 2000" issue. Additionally, this issue could impact non-computer systems and devices such as production equipment, elevators, etc.

The Company has reviewed its business and processing systems and believes that the majority of its systems are already Year 2000 compliant or can be made so with software updates. Based on

NEXLAND, INC.
NOTES TO FINANCIAL STATEMENTS
For the Years Ended December 31, 1999,
1998 and 1997

NOTE 14 -MERGERS AND ACQUISITIONS (continued)

preliminary assessments, the Company regards the costs associated with Year 2000 readiness to be immaterial.

Nexland Limited Partnership
---------------------------

The combination of Nexland with Nexland LP is accounted for as a combination of common interest, which is similar to a pooling of interest. The financial statements have been restated for all periods presented. As of November 15, 1999, Nexland LP had accumulated losses of $259,461 and a net partners' deficit of $194,461. The original Partners' capital was $65,000, of which $100 was for Nexland's one percent general partnership interest.

WindStar Resources, Inc.
------------------------

On November 17, 1999, when Nexland, by reverse acquisition, became the successor entity, WindStar had liabilities in excess of assets of $82,551 after Nexland's advance payment to reduce WindStar debts of $25,000. The allocation to additional paid-in capital as part of this combination exceeded the available balance by $43,061, which was charged to accumulated deficit. In this combination, WindStar acquired all of the outstanding stock of Nexland. For accounting purposes, the acquisition has been treated as a recapitalization of Nexland with Nexland as the acquirer. The historical financial statements prior to November 17, 1999 are those of Nexland. Proforma information giving effect to the acquisition as if the acquisition took place on January 1, 1998 is as follows:

Proforma for year ended December 31, 1999:

                                                 Historical
                                        ----------------------------           Proforma
                                          Nexland            WindStar            Total
                                         ----------         ----------       -----------
Revenue                                $    263,338       $        --       $    263,338
Net Loss                                   (131,343)         (295,059)          (426,402)
Loss per share                                  nil             (0.04)             (0.01)
Weighted average number of
  common stock shares outstanding        29,500,000          4,213,233         3,713,230




Proforma for year ended December 31, 1998:

                                                  Historical
                                         ----------------------------            Proforma
                                           Nexland            WindStar            Total
                                         -----------         ----------       -----------
Revenue                                $         --       $        --       $         --
Net Loss                                    (99,902)         (160,664)          (260,566)
Loss per share                                  nil             (0.04)             (0.01)
Weighted average number of
  common stock shares outstanding        29,500,000         4,162,223         33,662,223


As of December 31, 1999, the effect of the above business combination on Nexland's accumulated deficit is $259,461 of partnership losses from Nexland LP, $43,061 of recapitalization losses from WindStar, and $25,108 of operating losses.

NEXLAND, INC.
NOTES TO FINANCIAL STATEMENTS
For the Years Ended December 31, 1999,
1998 and 1997

NOTE 15 - ACQUISITION OPTION FOR NEXLAND S.A.

Nexland, Inc. has the option to purchase all common stock shares of Nexland S.A., a French corporation. This option expires on June 30, 2010. The purchase price is contingent upon a valuation to be performed by an independent French accounting firm. See Note 10.

NOTE 16 - MINERAL PROPERTIES

WindStar, immediately prior to the reverse acquisition, discontinued all mineral exploration, construction and mining operations. Although mineral exploration and mining are inherently speculative and subject to complex environmental regulations, at the time WindStar discontinued these activities, WindStar was unaware of any pending litigation or of any specific past or prospective matters which could affect the Company or its assets. The following disclosures of mineral properties summarize the recent activities of WindStar.

Eight mining claims were transferred to WindStar on June 30, 1995 by quitclaim deed in exchange for 1,240,000 shares of common stock. The mining claims were valued at the transferor cost of $13,000. Prior to November 17, 1999 and the acquisition, WindStar allowed these claims to expire, resulting in a charge against operations in the amount of $13,000.

One hundred twenty-eight mining claims located in the La Paz, Maricopa, and Yuma counties of Arizona were transferred to WindStar on November 16, 1996 by quitclaim deed in exchange for 1,600,000 units as explained in Note 10. Prior to November 17, 1999 and the acquisition, WindStar allowed these claims to expire resulting in a charge against operations in the amount of $66,076.

The four Red Raven II claims purchased from Maxam Gold Corporation have a royalty fee clause attached to them. The royalty fee, payable to Baragan Mountain Mining, LLC, is five percent of the net income from operations on the claims, or $50,000 annually (whichever is greater) beginning July 14, 1996. During 1998, WindStar settled a default on the $50,000 annual payment, which was due July 14, 1997, by the exchange of 22,000 shares of its common stock. This included $5,000 of interest, which had been accrued on the indebtedness. As part of this settlement, the $50,000 annual fee has been rescinded and future royalty fees will be calculated on 2.5% of net smelter return from production from those claims, if any.

NOTE 17 - GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.

As shown in the accompanying financial statements, the Company and its predecessor, Nexland LP, have generated no revenues before 1999. The Company recognized a net loss of $131,343 for 1999 from its activities and that of its predecessor. Nexland, Inc. has an accumulated deficit of $327,630 at December 31, 1999.

NEXLAND, INC.
NOTES TO FINANCIAL STATEMENTS
For the Years Ended December 31, 1999,
1998 and 1997

NOTE 17 - GOING CONCERN (Continued)

Management believes that significant resources will be available from private and public sources in 2000 to continue the marketing of its internet sharing devices. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classification of liabilities that might be necessary in the event the Company cannot continue in existence.

Management has established plans designed to increase the sales of the Company's products. Management intends to seek new capital from new equity securities offerings that will provide funds needed to increase liquidity, fund internal growth and fully implement its business plan.

NOTE 18 - CORRECTION OF ACCOUNTING FOR BUSINESS COMBINATIONS AND
          SUBSEQUENT EVENTS

The prior issued financial statements for the year ended December 31, 1999, did not recognize that a strict interpretation of the accounting for reverse acquisitions, should not result in the recognition of goodwill or intangible assets. Also, the accounting for a combination of common interests is equivalent to a pooling of interest.

The accounting for the combination with Nexland LP originally recognized $211,562 in the value of intangible assets (i.e. trademarks). This has been corrected and the Company's additional paid-in capital has been reduced by $211,562. Furthermore, for 1999, 1998, and 1997, the restated financial statements recognize the net effect of revenue, expenses and losses from operations from the partnership of $106,235, $99,902 and $53,324, respectively.

The prior issued financial statements recognized an increase in the value of trademarks of $1,116,976 from the recognition of a minimal stock valuation of the common stock issued in the combination and the net liabilities acquired from WindStar as part of the reverse acquisition. The Company should not have recognized any goodwill or increase in intangible assets as part of this combination. To correct this overstatement, the Company has reduced its additional paid-in capital by $1,116,976.

Furthermore, the prior financial statements for the year ended December 31, 1999 included amortization expense from trademarks of $8,292, which has been reduced to zero from the above changes. This results in a restated net loss of $25,108 from operations prior to the inclusion of Nexland LP's net loss for 1999 of $106,235.

The financial statements and the notes thereto reflect the appropriate disclosures for the above corrections.

NEXLAND, INC.
NOTES TO FINANCIAL STATEMENTS
For the Years Ended December 31, 1999,
1998 and 1997

NOTE 18 - CORRECTION OF ACCOUNTING FOR BUSINESS COMBINATIONS AND
          SUBSEQUENT EVENTS (Continued)

In April and May 2000, subsequent to the prior issuance of these financial statements, the Company entered into employment agreements with a new chief executive officer and a new chief financial officer. These contracts, which are for two years, require base salaries of $150,000 and $100,000, respectively, and the issuance of shares of restricted common stock of 1,170,000 and 200,000, respectively. The base salary of the chief executive officer is subject to the Company raising one million dollars. The base salary of the chief financial officer will increase to $120,000 per year upon the Company raising one million dollars. The issuance of the shares of restricted common stock is subject to forfeiture, if the executives terminate their contracts during the initial two-year periods and other conditions.

                 NEXLAND, INC. (Formerly, WindStar Resources, Inc.)
      for the public offering for sale of 3,141,558 Shares of Common Stock

                  No dealer, salesman or other person has been authorized to give any information or to make any representation other than those contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction, or in any jurisdiction in which the person making such offer or solicitation is not qualified to do so.

         Until____________, 2000, (90 days after the date of this prospectus), all dealers effecting transactions in registered securities, whether or not participating in this offering, may be required to deliver a prospectus. This requirement is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                  NEXLAND INC.
                              1101 Brickell Avenue
                             Suite 200, North Tower
                              Miami, Florida 33131
                                 (305) 358-7771
                               December 26, 2000

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. Other Expenses of Issuance and Distribution.

         The following table sets forth all expenses in connection with the issuance and distribution of the shares being registered. All the amounts shown are estimates, except the registration fee.

Registration Fee - SEC............................................  $
Printing and Engraving (EDGAR)....................................
Legal Fees and Disbursements......................................  $
Accounting Fees...................................................  $
Transfer Agent Fees...............................................  $
Blue Sky Fees and Expenses.......................................
Selling Shareholders
Taxes, federal
Taxes and fees, state
     TOTAL........................................................  $

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The only statutes, charter provisions, bylaws or other arrangements under which any controlling person, Director or Officer of the Registrant is insured or indemnified in any manner against liability which he may incur in his capacity as such are set forth below.

         The Corporation may purchase indemnity insurance. In so far as indemnification for liability arising from the Securities Act of 1933 may be permitted to Directors, Officers or persons controlling the Company, it has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

         The following table set forth information as to recent sales of the Registrant's Common Stock for the past three years, all of which shares were not registered under the Securities Act of 1933, as amended:



                                      AMOUNT OF
                                     COMMON STOCK               CASH/OTHER
NAME OF OWNER                       ACQUIRED [1][2]             CONSIDERATION         DATE OF SALE
-------------                       ---------------             -------------         ------------
Fred R. Schmid                               540,000             $ 10,000.00              11/17/97
                                             136,422                     [3]              11/17/99
                                              70,000                     [4]              11/17/99
                                             160,000[9]           160,000.00               2/17/00
                                              20,463                     [5]               3/21/00
                                              15,000                     [6]               3/21/00

Erik Nelso                                   125,000                     [7]              11/17/99
                                              18,750                     [5]               3/21/00

Brent Nygaard                                 15,000                     [8]              11/17/99

Summit Capital Group                          22,751                     [8]              11/17/99

Baragan Mountain

Mining, LLC                                   22,000                    [10]               6/18/98

BH Investor Group, LLC                    12,611,250                    [11]              11/17/99

Andre Chouraqui                            5,044,500                    [11]              11/17/99

Fast-Access Group, LLC                     5,044,500                    [11]              11/17/99

Broadband Investor

Group, LLC                                 2,602,500                    [11]              11/17/99

High-Speed Venture, LLC                    2,522,250                    [11]              11/17/99

Enrique Dillon                             1,170,000                    [12]               4/25/00
                                             500,000

Martin Dell'Oca                              200,000                    [13]               5/01/00

Mario Colla                                    3,306[14]             $5,000                7/14/00

Ronny Halperin                                 4,287[14]             $4,780                8/16/00

Andrew & Michelle Gold                        10,000                 $1,836               12/13/00

Mark Gold                                     54,466                $10,000               12/15/00

Michael Landen                                10,894                 $2,000               12/14/00

Mark Levitats                                 54,466                $10,000               12/19/00


                                      AMOUNT OF
                                     COMMON STOCK               CASH/OTHER
NAME OF OWNER                       ACQUIRED [1][2]             CONSIDERATION         DATE OF SALE
-------------                       ---------------             -------------         ------------

Bruce & Diane Katzen                          35,357[14]          30,000                 8/17/00

Howard & Barbara Katzen                       10,000[14]         $ 7,170                 9/19/00

Donald & Nancy Kipnis                         25,975[14]          20,000                 8/31/00

Bernt NyGaard                                 14,615[14]          25,000                 7/11/00

Jason Oletsky                                  4,200[14]         $ 4,600                 8/18/00
                                               2,164[14]         $   712

C. Mark Robson                                 4,000[14]         $ 2,802.96              9/13/00

I-Medialink, Ltd.                             15,000[15]               1                10/26/00

David Kubilun                                  2,778[14]         $ 1,000                10/27/00

Steve Silverman                                8,772[14]           2,000                 11/7/00

Jon Chassen                                    8,772[14]           2,000                 11/7/00

------------

(1) Reflects the 1 for 250 share reverse stock split which occurred on April 15, 1998.

(2) With respect to these shares of Common Stock issued by the Company, the Company believes that these transactions did not involve any public offering, in as much as all these shares were issued to the Company's officers, directors and others, who purchased the shares for investment purposes only and not with a view to further public distribution. Further, no advertising of any nature was made in connection with the sale of said shares, all Company information was made available to said purchasers, and said purchasers were required to execute a subscription agreement restating the aforementioned, among other things. Accordingly, the Company believes that the transactions were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended.

(3) These shares were issued to Fred R. Schmid as president of Windstar Resources, Inc. in lieu of past due wages and interest, of equal value, pursuant to the terms of the November 17, 1999 acquisition agreement between Windstar Resources, Inc. and Nexland, Inc., on the basis of $1.00 per share.

(4) These shares were issued to Fred R. Schmid in lieu of consulting fees due him under a April 1999 Consulting Agreement with Windstar, by the terms of the November 17, 1999 acquisition agreement between Windstar Resources, Inc. and Nexland, Inc., on the basis of $1.00 per share.

(5) These shares result from the 5% penalty clause in the November 17, 1999 Acquisition Agreement between Windstar and Nexland due to the filing of this post-effective amendment after the agreed upon date.

(6) These shares were issued to Fred R. Schmid as compensation pursuant to the terms of the November 17, 1999 Consulting Agreement with the Company.

(7) These shares were issued to Erik Nelson pursuant to the terms of the November 17, 1999 acquisition agreement between Windstar Resources, Inc. and Nexland, Inc. as payment for a finder's fee in connection with the Nexland acquisition.

(8) These shares were issued to Brent Nygaard and Summit Capital Group to retire to Company's promissory note obligation plus interest in lieu of payment, on the basis of $1.00 per share.

(9) These shares were issued to Fred R. Schmid, upon the exercise of options issued to him pursuant to an November 1997 option agreement, at the exercise price of $1.00 per share.

(10) These shares were issued to Baragan Mountain Mining in lieu of unpaid royalty fees plus accrued interest.

(11) These 29,500,000 shares were issued to Nexland Fla. shareholders in connection with the November 17, Acquisition Agreement in exchange for all outstanding Nexland Fla. shares. The market value of the Company's common stock on the effective date of the merger was $0.3125 per share or a value of $921,875 plus liabilities of $82,551 or a total of $1,004,426.

(12) These shares were issued to Enrique Dillon pursuant to the terms of the April 25, 2000 employment agreement with the Company and were subsequently forfeited pursuant to a June 30, 2000 Severance Agreement between the Company and Mr. Dillon. Pursuant to said Severance Agreement, Mr. Dillon was issued 500,000 shares to be registered in the Selling Shareholders registration Statement.

(13) These shares were issued to Martin Dell'Oca pursuant to the terms of the May 1, 2000 employment agreement with the Company.

(14) These shares were purchased pursuant to a Private Placement Offering. These transactions were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended.

(15) On October 26, 2000, the Company had issued to I-Medialink, Ltd., a consultant for the Company, 15,000 shares of the Company's common stock as payment for services rendered pursuant to the Agreement between the parties


ITEM 16. EXHIBITS.

(a)  Exhibits

         The following documents are incorporated herein by reference from the Registrant's Form S-1 Registration Statement filed with the Securities and Exchange Commission (the "Commission"), Commission file #333-3074 on April 1, 1996 and declared effective by the Commission August 16, 1996:

Number    Document
------    --------

3.1      Articles of Incorporation.

3.2      Amended Articles of Incorporation.

3.3      Bylaws of the Company.

4.1      Specimen certificate for Common Stock.

4.2      Specimen certificate for Class A Redeemable Warrants.

4.3      Specimen certificate for Class B Redeemable Warrants.

         The following documents are incorporated herein by reference from the Registrant's Form 10-K Annual Report for the period ended December 31, 1997:

99.1     Stock Purchase Agreement.

99.2     Employment Agreement with Fred Schmid.

         The following documents are incorporated herein by reference from the Registrant's Form 10-K Annual Report for the period ended December 31, 1998:

3.3      Amended Articles of Incorporation dated December 31, 1997.

3.4      Amended Articles of Incorporation dated April 15, 1998.

         The following documents are incorporated herein by reference from the Registrant's Post Effective Amendment 1 to Form S-1 Registration Statement filed with the Securities and Exchange Commission (the "Commission"), Commission file #333-3074 on June 17, 1998 and declared effective by the Commission June 19, 1998:

3.3      Amended Articles of Incorporation dated December 31, 1997.

3.4      Amended Articles of Incorporation dated April 15, 1998.

         The following documents are incorporated herein by reference from the Registrant's Form 8-K Report filed on December 3, 1999:

2        Acquisition Agreement and Exhibits attached thereto

         The following documents are incorporated by reference from the Registrant's Post Effective Amendment #3 to Form S-1 Registration Statement filed with the Securities and Exchange Commission (the "Commission"), Commission file No. #333-3074 on May 4, 2000 and declared effective on July 3, 2000.

10.1     March 14, 2000, Consulting Agreement between Nexland S.A. and the
         Company

10.2 November 17, 2000 Mutual Non-Competition Agreement between Nexland S.A. and the Company

10.3 November 17, 1999, Co-operation Agreement between Smerwick Ltd, and the Company

99.3 November 17,1999, Executive Compensation Agreement between Gregory Scott Levine and the Company

         The following documents are being filed herewith:

2        Articles Merger of Nexland, Inc. (Fla) into Nexland, Inc. (Del.)

2.1      Certificate of Merger

3.1      Certificate of Incorporation.

3.2      Bylaws of the Company.

4.1      Specimen certificate for Common Stock.

5        Consent and opinion of Allan M. Lerner, P.A.

10       Material Contracts

23.1     Consent of Williams & Webster, P.S.

27       Financial Data Schedule

         All other schedules and exhibits are omitted, as the required information is not applicable or is not present in amount sufficient to require submission of the schedule or because the information required is included in the financial statements and notes thereto.

ITEM 17. UNDERTAKINGS.

         A. The undersigned registrant hereby undertakes:

         1. To file, during any period in which offers or sales are being made, a post effective amendment to this registration statement:

               a. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               b. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

               c. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         2. That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         B. Insofar as indemnification for liabilities arising under the securities Act of 1933 may be permitted to Directors, Officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a Director, Officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by a Director, Officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and shall be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing of this Form S-1 Registration Statement and has duly caused this Form S-1 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, Florida on the ___th day of December, 2000

                                NEXLAND INC.
                                (formerly, Windstar Resources, Inc., formerly Turtleback Mountain Gold Co., Inc.)


                                BY:/s/ Gregory Scott Levine
                                ---------------------------
                                Gregory Scott Levine
                                President and Director

         KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Gregory Scott Levine as his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendment (including post-effective amendments) to this registration statement, and to file the same, therewith, with the Securities and Exchange Commission, and to make any and all state securities law or blue sky filings, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying the confirming all that said attorney-in-fact and agent, or any substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:


         Signature                          Title                                 Date
         ---------                          -----                                 ----
Gregory Scott Levine      Chairman of the Board of Directors; President       December 22, 2000

Martin Dell'Oca           Chief Financial Officer, Secretary Director         December 22, 2000

Israel Daniel Sultan      Director                                            December 22, 2000
